Exhibit 3.1

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENBRIDGE ENERGY PARTNERS, L.P.

dated as of August 15, 2006

TABLE OF CONTENTS

ARTICLE I
ORGANIZATIONAL MATTERS

1.1	Continuation
1.2	Name
1.3	Registered Office; Principal Office
1.4	Power of Attorney
1.5	Term
1.6	Possible Restrictions on Transfer

ARTICLE II
DEFINITIONS

ARTICLE III
PURPOSE

3.1	Purpose and Business
3.2	Powers

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1	Initial Contribution
4.2	Intentionally Omitted
4.3	Intentionally Omitted
4.4	Issuances of Additional Units and Other Securities.
4.5	Limited Preemptive Rights
4.6	Capital Accounts
4.7	Interest
4.8	No Withdrawal
4.9	Loans from Partners
4.10	No Fractional Units
4.11	Splits and Combinations
4.12	I-Units
4.13	Class C Units

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

5.1	Allocations for Capital Account Purposes
5.2	Allocations for Tax Purposes.
5.3	Requirement and Characterization of Distributions
5.4	Intentionally Omitted
5.5	Cash from Operations
5.6	Change of Class A Common Units and Class B Common Units
5.7	Cash from Interim Capital Transactions

i

5.8	Definitions
5.9	Adjustment of Minimum Quarterly Distribution and Target Distribution Levels
5.10	Special Provisions Relating to I-Units
5.11	Special Provisions Relating to Class C Units

ARTICLE VI
MANAGEMENT AND OPERATION OF BUSINESS

6.1	Management
6.2	Certificate of Limited Partnership
6.3	Restrictions on General Partner’s Authority
6.4	Reimbursement of the General Partner
6.5	Outside Activities
6.6	Loans to and from the General Partner; Contracts with Affiliates
6.7	Indemnification
6.8	Liability of Indemnitees
6.9	Resolution of Conflicts of Interest
6.10	Other Matters Concerning the General Partner
6.11	Title to Partnership Assets
6.12	Purchase or Sale of Class A Common Units
6.13	Reliance by Third Parties
6.14	Registration Rights of the General Partner and its Affiliates
6.15	Delegation to EEM

ARTICLE VII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

7.1	Limitation of Liability
7.2	Management of Business
7.3	Outside Activities
7.4	Return of Capital
7.5	Rights of Limited Partners Relating to the Partnership

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1	Records and Accounting
8.2	Fiscal Year
8.3	Reports

ARTICLE IX
TAX MATTERS

9.1	Preparation of Tax Returns
9.2	Tax Elections
9.3	Tax Controversies
9.4	Organizational Expenses
9.5	Withholding
9.6	Entity-Level Taxation

9.7	Entity-Level Deficiency Collections
9.8	Opinions of Counsel

ARTICLE X
CERTIFICATES
10.1	Certificates
10.2	Registration, Registration of Transfer and Exchange of Class A Common Units
10.3	Mutilated, Destroyed, Lost or Stolen Certificates
10.4	Record Holder

ARTICLE XI
TRANSFER OF INTERESTS

11.1	Transfer
11.2	Transfer of General Partner’s Partnership Interest
11.3	Transfer of Units
11.4	Restrictions on Transfers
11.5	Citizenship Certificates; Non-citizen Assignees
11.6	Redemption of Interests

ARTICLE XII
ADMISSION OF PARTNERS

12.1	Intentionally Omitted
12.2	Admission of Substituted Limited Partners
12.3	Admission of Successor General Partner
12.4	Admission of Additional Limited Partners
12.5	Amendment of Agreement and Certificate of Limited Partnership

ARTICLE XIII
WITHDRAWAL OR REMOVAL OF PARTNERS

13.1	Withdrawal of the General Partner
13.2	Removal of the General Partner
13.3	Interest of Departing Partner and Successor General Partner
13.4	Intentionally Omitted
13.5	Withdrawal of Limited Partners
ARTICLE XIV
DISSOLUTION AND LIQUIDATION
14.1	Dissolution
14.2	Continuation of the Business of the Partnership after Dissolution
14.3	Liquidation
14.4	Distributions in Kind
14.5	Cancellation of Certificate of Limited Partnership
14.6	Reasonable Time for Winding Up
14.7	Return of Capital
14.8	Capital Account Restoration

14.9	Waiver of Partition

ARTICLE XV
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

15.1	Amendment to be Adopted Solely by General Partner
15.2	Amendment Procedures
15.3	Amendment Requirements
15.4	Meetings
15.5	Notice of a Meeting
15.6	Record Date
15.7	Adjournment
15.8	Waiver of Notice; Approval of Meeting; Approval of Minutes
15.9	Quorum
15.10	Conduct of Meeting
15.11	Action Without a Meeting
15.12	Voting and Other Rights

ARTICLE XVI
MERGER

16.1	Authority
16.2	Procedure for Merger or Consolidation
16.3	Approval by Limited Partners of Merger or Consolidation
16.4	Certificate of Merger
16.5	Effect of Merger
16.6	Merger with EEM upon Tax Status Event

ARTICLE XVII
RIGHT TO ACQUIRE UNITS

17.1	Right to Acquire Units

ARTICLE XVIII
GENERAL PROVISIONS

18.1	Addresses and Notices
18.2	Titles and Captions
18.3	Pronouns and Plurals
18.4	Further Action
18.5	Binding Effect
18.6	Integration
18.7	Creditors
18.8	Waiver
18.9	Counterparts
18.10	Applicable Law
18.11	Invalidity of Provisions
18.12	Amendments to Reflect GP Reorganization Agreement

FOURTH AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF
ENBRIDGE ENERGY PARTNERS, L.P.

THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENBRIDGE ENERGY PARTNERS, L.P., dated as of August 15, 2006, is entered into by and among Enbridge Energy Company, Inc., a Delaware corporation, as the General Partner, and the Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain Agreement of Limited Partnership of the Partnership on December 19, 1991 (the “Original Agreement”); and

WHEREAS, the General Partner amended and restated the Original Agreement, as evidenced by that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 27, 1991 (the “First Amended and Restated Agreement”); and

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the First Amended and Restated Agreement, amended and restated the First Amended and Restated Agreement, as evidenced by that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 15, 1997 (the “Second Amended and Restated Agreement”); and

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the Second Amended and Restated Agreement, amended the Second Amended and Restated Agreement, as evidenced by that certain Amendment to Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 28, 2001 (the “Amendment Agreement”); and

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the Second Amended and Restated Agreement, as amended, amended and restated the Second Amended and Restated Agreement, as evidenced by that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 17, 2002 (the “Third Amended and Restated Agreement”); and

WHEREAS, pursuant to the authority granted to the General Partner in the Third Amended and Restated Agreement, the General Partner desires (i) to amend the Third Amended and Restated Agreement to create a class of Units to be designated “Class C Units,” and to fix the preferences and relative, participating, optional and other special rights, powers and duties pertaining to the Class C Units and (ii) to restate the Third Amended and Restated Agreement, as amended by the amendments described in (i) above; and

WHEREAS, Sections 4.4 and 15.1 of the Second Amended and Restated Agreement, as amended, permit the General Partner, without the approval of any Limited Partner or Assignee, to amend and restate the Third Amended and Restated Agreement as provided herein;

NOW, THEREFORE, the General Partner does hereby amend and restate the Third Amended and Restated Agreement, as amended, to provide, in its entirety, as follows:

ARTICLE I
ORGANIZATIONAL MATTERS

1.1          Continuation.  The General Partner and the Limited Partners hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.  The Partnership Interest of each Partner shall be personal property for all purposes.

1.2          Name.  The name of the Partnership shall be “Enbridge Energy Partners, L.P.”  The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including, without limitation, the name of the General Partner or any Affiliate thereof.  The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.  The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to Limited Partners.

1.3          Registered Office; Principal Office.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at The Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company.  The principal office of the Partnership and the address of the General Partner shall be 1100 Louisiana, Suite 3300, Houston, Texas  77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

1.4          Power of Attorney.  (a)  Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)                    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including, without limitation, conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII, XIII or XIV or the Capital Contribution of any Partner; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Units or other securities issued pursuant to Section 4.4; and (F) all certificates, documents and other instruments (including, without limitation, agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XVI; and

(ii)                   execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 15.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series.  Nothing contained in this Section 1.4 shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XV, or as may be otherwise expressly provided for in this Agreement.

(b)           The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.  Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney.  Each Limited Partner or

Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

1.5          Term.  The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2081 or until the earlier termination of the Partnership in accordance with the provisions of Article XIV.

1.6          Possible Restrictions on Transfer.  Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final regulation by the Treasury Department (a “Treasury Regulation”), (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision, that, in any such case, in the Opinion of Counsel, would result in the taxation of the Partnership for federal income tax purposes as a corporation or would otherwise subject the Partnership to being taxed as an entity for federal income tax purposes, then, either (a) the General Partner may impose such restrictions on the transfer of Units or Partnership Interests as may be required, in the Opinion of Counsel, to prevent the Partnership from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, including, without limitation, making any amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate to impose such restrictions; provided, that any such amendment to this Agreement that would result in the delisting or suspension of trading of the Class A Common Units on any National Securities Exchange on which the Class A Common Units are then traded must be approved by the holders of at least 66⅔% of the Outstanding Units (excluding for this purpose any Common Units and Class C Units held by the General Partner and its Affiliates and the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates) or (b) upon the recommendation of the General Partner and the approval of the holders of at least 66⅔% of the Outstanding Units (excluding for this purpose any Common Units and Class C Units held by the General Partner and its Affiliates and the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates), the Partnership may be converted into and reconstituted as a trust or any other type of legal entity (the “New Entity”) in the manner and on the terms so recommended and approved.  In such event, the business of the Partnership shall be continued by the New Entity and the Units shall be converted into equity interests of the New Entity in the manner and on the terms so recommended and approved.  Notwithstanding the foregoing, no such reconstitution shall take place unless the Partnership shall have received an Opinion of Counsel to the effect that the liability of the Limited Partners for the debts and obligations of the New Entity shall not, unless such Limited Partners take part in the control of the business of the New Entity, exceed that which otherwise had been applicable to such Limited Partners as limited partners of the Partnership under the Delaware Act.

ARTICLE II
DEFINITIONS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.4 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(e)(i) or 5.1(e)(ii)).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-(b)(2)(ii)(d) and shall be interpreted consistently therewith.  The Adjusted Capital Account of a Partner in respect of a Class A Common Unit, a Class B Common Unit, an I-Unit, a Class C Unit or any other interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such Class A Common Unit, Class B Common Unit, I-Unit, Class C Unit or other interest in the Partnership was the only interest in the Partnership held by a Partner.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.6(d)(i) or 4.6(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, EEM is an Affiliate of the General Partner.

“Agreed Allocation” means any allocation made pursuant to Section 5.1(a), (b), (c), (d) or (f).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt.  The General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among such properties on a basis proportional to their fair market value.

“Agreement” means this Fourth Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P., as it may be further amended, supplemented or restated from time to time.

“Amendment Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Units have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not become a Substituted Limited Partner.

“Available Cash” has the meaning assigned to such term in Section 5.8 (a).

“Average Market Price” has the meaning assigned to such term in Section 5.10(c).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.  A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 4.6 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or Canada or the State of New York or the Province of Alberta shall not be regarded as a Business Day.

“Calculated Unit Amount” has the meaning assigned to such term in Section 5.10(c).

“Capital Account” means the capital account maintained for any Partner pursuant to Section 4.6.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner has previously contributed to the Partnership pursuant to the Prior Agreements or hereafter contributes to the Partnership pursuant to Sections 4.4, 4.6(c) or 13.3(c).

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts, and (b) with respect to any other

Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.6(d)(i) and 4.6(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash from Interim Capital Transactions” has the meaning assigned to such term in Section 5.8(b).

“Cash from Operations” has the meaning assigned to such term in Section 5.8(c).

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

“Certificate” means a certificate issued by the Partnership evidencing ownership of one or more Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2, as such Certificate may be amended or restated from time to time.

“Certificate of Merger” has the meaning assigned to such term in the LLC Agreement.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Class A Common Unit” means, except as otherwise provided in Section 16.6(c), a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class A Common Units in this Agreement.

 “Class B Common Unit” means a Unit representing a fractional part of the Partnership Interests of the Limited Partners and Assignees and having the rights and obligations specified with respect to Class B Common Units in this Agreement.

“Class C Calculated Unit Amount” has the meaning assigned to such term in Section 5.11(c).

“Class C Conversion Approval” has the meaning assigned to such term in Section 4.13(e).

“Class C Conversion Approval Date” has the meaning assigned to such term in Section 4.13(e).

“Class C Conversion Approval Termination Date” has the meaning assigned to such term in Section 4.13(f).

“Class C Conversion Request Date” means the date on which any Limited Partner holding Class C Units first delivers written notice to the General Partner requesting that the General Partner seek Class C Conversion Approval in accordance with Section 4.13(e) , which date cannot occur prior to May 15, 2009.

 “Class C Distribution Increase Date” has the meaning assigned to such term in Section 5.11(g).

“Class C Equivalent Non-Cash Amount” has the meaning assigned to such term in Section 5.11(c).

“Class C Purchase Agreement” means the Class C Unit Purchase Agreement, dated as of the date of this Agreement, among the Partnership and the purchasers of Class C Units named therein.

“Class C Subordination Period” means the period commencing on August 15, 2009 and ending on the date that all Outstanding Class C Units have converted into Class A Common Units in accordance with Sections 4.13(e) or 4.13(f), as applicable; provided, however, that if all of the conditions precedent to conversion of the Class C Units into Class A Common Units pursuant to Sections 4.13(e) or 4.13(f), as applicable, have been satisfied on or before August 15, 2009, then for all purposes under this Agreement, the Class C Subordination Period will be deemed to have commenced and terminated on August 15, 2009.

“Class C Uniformity Date” has the meaning assigned to such term in Section 4.13(h).

“Class C Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class C Units in this Agreement.  Except as otherwise provided in this Agreement, the term “Class C Unit” does not refer to a Class A Common Unit prior to the conversion of the Class C Unit into a Class A Common Unit pursuant to the terms of this Agreement.

“Class C Unit Arrearage” means, with respect to any Class C Unit, whenever issued, as to any calendar quarter ending during the Class C Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to such Class C Unit (including any applicable increased amounts distributable with respect to the Minimum Quarterly Distribution pursuant to Section 5.11(g) following the Class C Distribution Increase Date) in respect of such calendar quarter over (b) the sum of all Available Cash distributed with respect to such Class C Unit in respect of such calendar quarter pursuant to Section 5.5(b)(iii).

“Closing Date” means December 27, 1991.

“Closing Price” has the meaning assigned to such term in Section 17.1(b).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Unit” means, except as otherwise provided by Section 5.6, a Class A Common Unit or a Class B Common Unit.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any calendar quarter ending during the Class C Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such calendar quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such calendar quarter pursuant to Section 5.5(b)(i).

“Common Unit Average Market Price” has the meaning assigned to such term in Section 5.11(c).

“Company” means Enbridge Energy Company, Inc., a Delaware corporation.

“Company Securities” has the meaning assigned to such term in the LLC Agreement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.6(d), such property shall no longer constitute a Contributed Property for purposes of Section 5.1, but shall be deemed an Adjusted Property for such purposes.

“Contribution Agreement” means the Contribution Agreement, dated as of May 16, 2002, between the Company and the Partnership, as amended, supplemented or restated from time to time.

“Conveyance Agreement” means the Contribution, Conveyance and Assumption Agreement dated as of December 27, 1991, among the Company, the Partnership and Enbridge Energy, Limited Partnership.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any calendar quarter (or on the expiration of the Class C Subordination Period), the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to a Hypothetical Common Unit for each of the calendar quarters within the Class C Subordination Period ending on or before the last day of such calendar quarter over (b) the sum of any distributions theretofore made pursuant to Section 5.5(b)(ii) with respect to a Hypothetical Common Unit (including any distributions made in respect of the last of such calendar quarters).

“Cumulative Class C Unit Arrearage” means, with respect to any Class C Unit, whenever issued, and as of the end of any calendar quarter (or on the expiration of the Class C Subordination Period), the excess, if any, of (a) the sum resulting from adding together the Class C Unit Arrearage as to a Hypothetical Class C Unit for each of the calendar quarters within the Class C Subordination Period ending on or before the last day of such calendar quarter over (b) the sum resulting from adding together any distributions theretofore made pursuant to Section 5.5(b)(iv) with respect to a Hypothetical Class C Unit (including any distributions to be made in respect of the last of such calendar quarters).

“Cumulative I-Unit Arrearage” means, with respect to any I-Unit, whenever issued, and as of the end of any calendar quarter (or on the expiration of the Class C

Subordination Period), the excess, if any, of (a) the sum resulting from adding together the I-Unit Arrearage as to a Hypothetical I-Unit for each of the calendar quarters within the Class C Subordination Period ending on or before the last day of such calendar quarter over (b) the sum of any distributions theretofore made pursuant to Section 5.5(b)(ii) with respect to a Hypothetical I-Unit (including any distributions made in respect of the last of such calendar quarters).

“Current Market Price” has the meaning assigned to such term in Section 17.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.  C. § 17-101, et. seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delegation of Control Agreement” means the Delegation of Control Agreement, dated as of October 17, 2002, among the Partnership, the Company and EEM, as amended, supplemented or restated from time to time.

“Departing Interest” has the meaning assigned to such term in Section 13.3(a).

“Departing Partner” means a former general partner of the Partnership, from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 13.1 or Section 13.2.

“Discretionary Allocation” shall mean any allocation of an item of income, gain, deduction, or loss pursuant to the provisions of Section 5.1(d)(iii).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“EEM” means Enbridge Energy Management, L.L.C., a Delaware limited liability company.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which the Partnership or any Subsidiary does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject the Partnership or any Subsidiary to a substantial risk of cancellation or forfeiture of any of its properties or any interest therein.

“Enbridge Inc.” means Enbridge Inc., a Canadian corporation.

“Equivalent Non-Cash Amount” has the meaning assigned to such term in Section 5.10(c).

“Event of Withdrawal” has the meaning assigned to such term in Section 13.1(a).

“Excess Payment” has the meaning assigned to such term in Section 5.11(h).

“Exchange Act” means the Securities Exchange Act of 1934 as amended, supplemented or restated from time to time, and any successor to such statute.

“First Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“First Liquidation Target Amount” has the meaning assigned to such term in Section 5.1(c)(i)(D).

“First Target Distribution” has the meaning assigned to such term in Section 5.8(h).

“General Partner” means the Company, and its successors as general partner of the Partnership.

“General Partner Equity Value” means, as of any date of determination, the fair market value of the General Partner’s Partnership Interest as a general partner as determined by the General Partner using whatever reasonable method of valuation it may adopt.

“GP Reorganization Agreement” means the Reorganization Agreement, dated as of October 17, 2002, among the Partnership, the General Partner, Enbridge Energy, Limited Partnership and Enbridge Pipelines (Lakehead) L.L.C.

“Hypothetical Class C Unit” means a Class C Unit that was Outstanding as of the commencement of the Class C Subordination Period.

“Hypothetical Common Unit” means a Common Unit that was Outstanding as of the commencement of the Class C Subordination Period.

“Hypothetical I-Unit” means an I-Unit that was Outstanding as of the commencement of the Class C Subordination Period.

“I-Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to I-Units in this Agreement.

“I-Unit Arrearage” means, with respect to any I-Unit, whenever issued, as to any calendar quarter ending during the Class C Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to an I-Unit in respect of such calendar quarter over (b) the sum of all Available Cash retained by the Partnership with respect to an I-Unit in respect of such calendar quarter pursuant to Section 5.5(b)(i).

“Incentive Distribution” means any amount of cash distributed to the General Partner, in its capacity as general partner of the Partnership, pursuant to paragraph (a), (b) or (c) of Section 5.5 which exceeds an amount equal to 2.0% of the aggregate amount of cash then being distributed pursuant to such provisions.

“Indemnified Person” has the meaning assigned to such term in Section 6.14(c).

“Indemnitee” means the General Partner, any Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner, any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent or trustee of another Person.

“Initial Offering” means the initial offering of Class A Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means $21.50.

“Interim Capital Transaction” has the meaning assigned to such term in Section 5.8(i).

“Issue Price” means the price at which a Unit is purchased from the Partnership, less any sales commission or underwriting discount charged to the Partnership.

“Limited Partner” means each initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 13.3 and, solely for purposes of Articles IV, V and VI and Sections 14.3 and 14.4, shall include an Assignee.

“Limited Partner Equity Value” means, as of any date of determination, the amount equal to the sum of (a) the product obtained by multiplying (i) the total number of Class A Common Units Outstanding (immediately prior to an issuance of Units or distribution of cash or Partnership property), by (ii)(A) in the case of a valuation required by Section 4.6(d)(i) (other than valuations caused by sales of a de minimis quantity of Units), the Issue Price or (B) in the case of a valuation required by Section 4.6(d)(ii) (or a valuation required by Section 4.6(d)(i) caused by sales of a de minimis quantity of Units), the Closing Price and (b) the fair market value of the Class B Common Units and Class C Units Outstanding (immediately prior to an issuance of Units or distribution of cash or Partnership property) as determined by the General Partner using whatever reasonable method of valuation it may adopt.

“Liquidator” means the General Partner or other Person approved pursuant to Section 14.3 who performs the functions described therein.

“Listed Share” means a limited liability company interest in EEM designated in the LLC Agreement as a “Listed Share.”

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of EEM dated as of October 17, 2002, including exhibits and annexes thereto, as it may be amended, supplemented or restated from time to time.

“LPL Contribution Agreement” means the LPL Contribution and Assumption Agreement dated as of December 27, 1991 among the Company, the Partnership and Lakehead Services, Limited Partnership.

“Maximum Permitted Delegation” has the meaning assigned to such term in the Delegation of Control Agreement.

“Merger Agreement” has the meaning assigned to such term in Section 16.1; provided, however, that as used in Section 16.6, such term has the meaning assigned to such term in the LLC Agreement.

“Minimum Gain Attributable to Partner Nonrecourse Debt” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(i)(2).

“Minimum Quarterly Distribution” has the meaning assigned to such term in Section 5.8(j).

“National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code.

“Net Income” has the meaning assigned to such term in Section 5.8(k).

“Net Loss” has the meaning assigned to such term in Section 5.8(l).

“Net Termination Gain” has the meaning assigned to such term in Section 5.8(m).

“Net Termination Loss” has the meaning assigned to such term in Section 5.8(n).

“New Entity” has the meaning assigned to such term in Section 1.6.

“Non-citizen Assignee” means a Person who the General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 11.5.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 5.2(b)(i)(A), 5.2(b)(ii)(A) or 5.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 17.1(c).

“Omnibus Agreement” means the Omnibus Agreement dated as of October 17, 2002, among Enbridge Inc., the Company and the Partnership, which specifies certain business opportunities in which the Company or its Affiliates are prohibited from engaging and which amends and restates the Distribution Support Agreement, dated December 27, 1991, to delete the provisions therein relating to distribution support, including the purchase and redemption of APIs (as defined therein) and to reflect the reorganization of the Partnership as contemplated by the GP Reorganization Agreement.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

“Optional Purchase Price” has the meaning assigned to such term in Section 17.1(a).

“Original Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Outstanding” means, with respect to the Units or other Partnership Securities, as the case may be, all Units or other Partnership Securities, as the case may be, that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided however, that on any matter in this Agreement in respect of which Record Holders of I-Units are entitled to vote, a number of I-Units equal to the number of Listed Shares and Voting Shares that are not considered to be Outstanding (as defined in the LLC Agreement) and the number of Listed Shares and Voting Shares that are not otherwise entitled to vote on such matter under the LLC Agreement, shall not be entitled to vote and shall not be considered to be Outstanding for purposes of sending notices of a meeting of Record Holders of Outstanding Units to vote (unless otherwise required by law), calculating required votes or determining the presence of a quorum or for other similar purposes under this Agreement with respect to such matter.

“Partner” means a General Partner or a Limited Partner and Assignees thereof, if applicable.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i)(1), are attributable to a Partner Nonrecourse Debt.

“Partnership” means Enbridge Energy Partners, L.P., a Delaware limited partnership heretofore formed and continued pursuant to this Agreement, and any successor thereto.

“Partnership Assets” means all assets of the Partnership and any Subsidiary, whether tangible or intangible and whether real, personal or mixed, including, without limitation, all ownership interests of the Partnership in any Subsidiary.

“Partnership Inception” means the Closing Date.

“Partnership Interest” means the interest of a Partner in the Partnership, which, in the case of a Limited Partner or an Assignee, shall be expressed in terms of Units or other Partnership Securities or a combination thereof, as the case may be.

“Partnership Minimum Gain” means the amount determined pursuant to the provisions of Treasury Regulation Section 1.704-2(d).

“Partnership Securities” has the meaning assigned to such term in Section 4.4(a).

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means, as of the date of such determination, (a) as to the General Partner, 2% and (b) as to any Limited Partner or Assignee holding Units, the product of (i) 98% multiplied by (ii) the quotient of (x) the number of Units, and fractions thereof, held by such Limited Partner or Assignee divided by (y) the total number of all Units, and fractions thereof, then Outstanding; provided, however, that following any issuance of any new class of Units or other equity securities by the Partnership in accordance with Section 4.4, proper adjustment shall be made to the Percentage Interest represented by each Unit to reflect such issuance.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Prior Agreements” means the Original Agreement, the First Amended and Restated Agreement, the Second Amended and Restated Agreement, the Second Amended and Restated Agreement, as amended by the Amendment Agreement, and the Third Amended and Restated Agreement.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units, and fractions thereof, and (b) when modifying Partners and Assignees, apportioned among all designated Partners and Assignees in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner, an Affiliate of the General Partner or the Partnership, as the case may be, as the date for purchase of all Outstanding Common Units (other than Units held by the General Partner and its Affiliates) pursuant to Article XVII.

“Purchase Provisions” means the purchase provisions that are attached to the LLC Agreement as Annex A.

“Purchaser” has the meaning assigned to such term in the Purchase Provisions.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner for determining (a) the identity of Limited Partners (or Assignees if applicable) entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners, or (b) the identity of Record Holders entitled to receive any report or distribution.

“Record Holder” means the Person in whose name a Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day; provided, however, that when such term is used in relation to Listed Shares or Voting Shares, such term shall have the meaning assigned to such term in the LLC Agreement.

“Redeemable Units” means any Units for which a redemption notice has been given, and has not been withdrawn, under Section 11.6.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 33-43425), as it may have been amended or supplemented from time to time, filed by the Partnership with the Securities and Exchange Commission under the Securities Act to register the initial public offering and sale of Class A Common Units.

“Required Allocations” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to (a) the proviso-clause of Section 5.1(b)(i) or (b) Section 5.1(e), such allocations (or limitations thereon) being directly or indirectly required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.2(b)(i)(A) or 5.2(b)(ii)(A), to eliminate Book-Tax Disparities.

“Second Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Second Target Distribution” has the meaning assigned to such term in Section 5.8(o).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Share Distribution” has the meaning assigned to such term in the LLC Agreement.

“Special Event” has the meaning assigned to such term in the Purchase Provisions.

“Special Purchase Event” has the meaning assigned to such term in the Purchase Provisions.

“Subsidiary” means (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by the Partnership, by one or more other Subsidiaries of the Partnership or a combination thereof, (b) a partnership (whether general or limited) in which the Partnership or another Subsidiary of the Partnership, is at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) are owned, directly or indirectly, at the date of determination, by the Partnership, by one or more other Subsidiaries of the Partnership, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which the Partnership, one or more other Subsidiaries of the Partnership, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Subsidiary Agreement” means the partnership agreement of any Subsidiary that is a limited or general partnership, the limited liability company agreement of any Subsidiary that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Subsidiary that is a corporation, the joint venture agreement or similar governing document of any Subsidiary that is a joint venture and the governing or organizational or similar documents of any other Subsidiary that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 16.2(b).

“Tax Status Event” has the meaning assigned to such term in the LLC Agreement.

“Third Amended and Restated Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Trading Day” has the meaning assigned to such term in Section 17.1(b).

“Transaction” has the meaning assigned to such term in Section 5.10(e).

“Transfer Agent” means such bank, trust company or other Person (including, without limitation, the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Transportation System” means any of the following assets and related facilities that are owned or operated directly or indirectly by the Partnership or any Subsidiary, as such assets and facilities may be maintained or improved from time to time:  (a) crude oil and natural gas liquids pipeline assets and related facilities, (b) natural gas pipeline assets and related facilities, (c) natural gas treating, processing and storage assets and related facilities and (d) crude oil, natural gas liquids, natural gas and carbon dioxide trucking and railcar assets and related facilities.

“Treasury Regulation” has the meaning assigned to such term in Section 1.6.

“Underwriter” means each Person named as an underwriter in the Underwriting Agreement who purchased Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated December 19, 1991 among the Underwriters, the Partnership, the General Partner and Enbridge Inc. providing for the purchase of Class A Common Units by such Underwriters.

“Unit” means a Partnership Interest of a Limited Partner or Assignee in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and Assignees

and shall include, without limitation, Class A Common Units, Class B Common Units, I-Units and Class C Units.

“Unitholder” means a Person who is the holder of a Unit.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.6(d) as of such date).  In determining such Unrealized Gain, the aggregate cash amount and fair market value of all Partnership Assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, the General Partner, in arriving at such valuation, must take fully into account the Limited Partner Equity Value and the General Partner Equity Value at such time.  In determining the fair market value of the Partnership Assets, the General Partner shall treat the amount determined pursuant to paragraph (a) of the definition of Limited Partner Equity Value as the fair market value of the Partnership assets that would be distributed with respect to the Class A Common Units Outstanding pursuant to Article XIV upon a hypothetical dissolution and liquidation of the Partnership as of the relevant date of determination (assuming that all Partnership indebtedness is paid pursuant to Section 14.3(a) prior to any distributions to Partners pursuant to Sections 14.3(b) or 14.3(c)). The General Partner shall allocate the aggregate value determined pursuant to the previous two sentences among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.6(d) as of such date) over (b) the fair market value of such property as of such date.  In determining such Unrealized Loss, the aggregate cash amount and fair market value of all Partnership Assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, the General Partner, in arriving at such valuation, must take fully into account the Limited Partner Equity Value and the General Partner Equity Value at such time.  In determining the fair market value of the Partnership Assets, the General Partner shall treat the amount determined pursuant to paragraph (a) of the definition of Limited Partner Equity Value as the fair market value of the Partnership assets that would be distributed with respect to the Class A Common Units Outstanding pursuant to Article XIV upon a hypothetical dissolution and liquidation of the Partnership as of the relevant date of determination (assuming that all Partnership indebtedness is paid pursuant to Section 14.3(a) prior to any distributions to Partners pursuant to Sections 14.3(b) or 14.3(c)). The General Partner shall allocate the aggregate value determined pursuant to the previous two sentences among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

“Unrecovered Capital” means, at any time, with respect to a Unit, the Unrecovered Initial Unit Price.

“Unrecovered Initial Unit Price” means, at any time, with respect to any Unit, the Initial Unit Price, less the sum of all distributions theretofore made in respect of a Class A Common Unit issued in the Initial Offering constituting, and which for purposes of determining the priority of such distribution is treated as constituting, Cash from Interim Capital Transactions and of any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of a Class A Common Unit that was issued in the Initial Offering.

“Voting Share” has the meaning assigned to such term in the LLC Agreement.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 13.1(b).

ARTICLE III
PURPOSE

3.1          Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be (i) to serve as a partner in any Subsidiary that is a partnership and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a partner in any Subsidiary that is a partnership pursuant to any Subsidiary Agreement or otherwise, (ii) to serve as a member, shareholder or other equity interest holder of any Subsidiary that is a limited liability company or corporation, and in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a member, shareholder or other equity interest holder of any Subsidiary that is a limited liability company or corporation pursuant to any Subsidiary Agreement or otherwise, (iii) to engage directly in, or to enter into any partnership, joint venture or similar arrangement to engage in, any business activity that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (iv) to do anything necessary or appropriate to the foregoing (including, without limitation, the making of capital contributions or loans to any Subsidiary or in connection with its involvement in the activities referred to in clause (iii) of this sentence), and (v) to engage in any other business activity as permitted under Delaware law.

3.2          Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 3.1 and for the protection and benefit of the Partnership.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1          Initial Contribution.  The initial Capital Contributions of the General Partner and the initial Limited Partners were made in accordance with Section 4.3 of the First Amended and Restated Agreement.

4.2          Intentionally Omitted.

4.3          Intentionally Omitted.

4.4          Issuances of Additional Units and Other Securities.

(a)           Subject to Section 4.4(c), the General Partner is hereby authorized to cause the Partnership to issue, in addition to the Units issued heretofore by the Partnership, such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, or any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, “Partnership Securities”), for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.  The General Partner shall have sole discretion, subject to the guidelines set forth in this Section 4.4 and the requirements of the Delaware Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities.

(b)           Notwithstanding any provision of this Agreement to the contrary, additional Partnership Securities to be issued by the Partnership pursuant to this Section 4.4 shall be issuable from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to existing classes and series of Partnership Securities, all as shall be fixed by the General Partner in the exercise of its sole and complete discretion, subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Securities; (ii) the right of each such class or series of Partnership Securities to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Securities upon dissolution and liquidation of the Partnership; (iv) whether such class or series of Partnership Securities is redeemable by the Partnership and, if so, the price at which, and the terms and conditions upon which, such class or series of Partnership Securities may be redeemed by the Partnership; (v) whether such class or series of Partnership Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Partnership Securities may be converted into any other class or series of Partnership Securities; (vi) the terms and conditions upon which each such class or series of Partnership Securities will be issued, evidenced by Certificates and assigned or transferred; and (vii) the right, if any, of each such class or series of Partnership Securities to vote on Partnership matters, including, without limitation, matters relating to the relative rights, preferences and privileges of each such class or series.

(c)           Upon the issuance of any Units by the Partnership (except upon (i) the issuance of I-Units or fractions of I-Units pursuant to Sections 5.10(b) and 5.10(e), (ii) the issuance of Units pursuant to Section 4.11, (iii) the change of Class A Common Units and Class B Common Units pursuant to Section 5.6, (iv) the issuance of Class C Units or fractions of Class C Units pursuant to Section 5.11(b) and (v) the conversion of Class C Units into Class A Common Units pursuant to Sections 4.13(e) or 4.13(f)), the General Partner shall be required to make additional Capital Contributions to the Partnership such that the General Partner shall at all times have a balance in its Capital Account equal to 2% of the total positive Capital Account balances of all Partners.

(d)           The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Units or other Partnership Securities pursuant to Section 4.4(a) and to amend this Agreement in any manner that it deems necessary or appropriate to provide for each such issuance, to admit Additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued.

(e)           Subject to the terms of Sections 4.4(c) and 6.4(c), the General Partner is authorized to cause the issuance of Partnership Securities (other than I-Units) pursuant to any employee benefit plan for the benefit of employees responsible for the operations of the Partnership or any Subsidiary maintained or sponsored by the General Partner, the Partnership, any Subsidiary or any Affiliate of any of them.

(f)            The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

4.5          Limited Preemptive Rights.  Except as provided in Section 4.4(c), no Person shall have any preemptive, preferential or other similar right with respect to: (a) additional Capital Contributions; (b) issuance or sale of any class or series of Units or other Partnership Securities, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Units or other Partnership Securities; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Units or other Partnership Securities; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.

4.6          Capital Accounts.

(a)           The Partnership shall maintain for each Partner (or a beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.6(b) and allocated to such Partner pursuant to Section 5.1 and decreased by (x) the amount of cash or Net Agreed Value of all distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.6(b) and allocated to such Partner pursuant to Section 5.1.

(b)           For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)                    Solely for purposes of this Section 4.6, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of any Subsidiary Agreement) of all property owned by any Subsidiary that is not treated as a corporation for federal income tax purposes.

(ii)                   All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 5.1.

(iii)                  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(iv)                  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v)                   In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property.  Upon an adjustment pursuant to Section 4.6(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(vi)                  If the Partnership’s adjusted basis in depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Sections 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 5.1.  Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall to the extent possible, be allocated in the year of such restoration as an item of income pursuant to Section 5.1.

(c)           (i)            A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii)           Immediately prior to the transfer of a Class C Unit that has converted into a Class A Common Unit pursuant to Sections 4.13(e) or 4.13(f) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 4.6(c)(ii) apply), the Capital Account maintained for such Person with respect to its converted Class C Units will (A) first, be allocated to the converted Class C Units to be transferred in an amount equal to the product of (x) the number of such converted Class C Units to be transferred and (y) the Per Unit Capital Amount for a Class A Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any converted Class C Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the converted Class C Units retained by such transferor, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the converted Class C Units so transferred will have a balance equal to the amount allocated under clause (A) above.

(d)           (i)            Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property or the conversion of the General Partner’s Partnership Interest to Units pursuant to Section 13.3(b), the Capital Accounts of all Partners (other than with respect to the I-Units and other than with respect to the Class C Units prior to the Class C Subordination Period) and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 5.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated.

(ii)           In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest, an increase in the number of Outstanding I-Units (or fractions thereof) pursuant to Sections 5.10(b) and 5.10(e) or an increase in the number of Outstanding Class C Units (or fractions thereof) pursuant to Section 5.11(b)), the Capital Accounts of all Partners (other than with respect to the I-Units and other than with respect to the Class C Units prior to the Class C Subordination Period unless, in either case, the distribution is pursuant to Section 14.3) and the Carrying Value of each Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 5.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated.

(iii)          Upon an increase in the number of Outstanding I-Units (or fractions thereof) pursuant to Sections 4.11, 5.10(b) or 5.10(e), the Capital Accounts of all I-Units that are Outstanding prior to such increase shall be divided equally among all I-Units that are Outstanding after such increase (and any fractional I-Unit shall be allocated a fractional part of such Capital Accounts).

(iv)          Upon an increase in the number of Outstanding Class C Units (or fractions thereof) pursuant to Sections 4.11 or 5.11(b), the Capital Accounts of all Class C Units that are Outstanding prior to such increase shall be divided equally among all Class C Units that are Outstanding after such increase (and any fractional Class C Unit shall be allocated a fractional part of such Capital Accounts).

4.7          Interest.  No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

4.8          No Withdrawal.  No Partner shall be entitled to withdraw any part of its Capital Contributions or its Capital Account or to receive any distribution from the Partnership, except as provided herein.

4.9          Loans from Partners.  Loans by a Partner to the Partnership shall not constitute Capital Contributions.  If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Partner.  The amount of any such excess advances shall be a debt obligation of the Partnership to such Partner and shall be payable or collectible only out of the Partnership Assets in accordance with the terms and conditions upon which such advances are made.

4.10        No Fractional Units.  Except with respect to I-Units and Class C Units, no fractional Units shall be issued by the Partnership.

4.11        Splits and Combinations.

(a)           Subject to Sections 4.11(d) and 5.10(d), the General Partner may make a Pro Rata distribution of Units or other Partnership Securities to all Record Holders or may effect a subdivision or combination of Units or other Partnership Securities; provided, however, that, subject to Sections 4.11(d) and 5.10(d), after any such distribution, subdivision or combination, the General Partner shall take whatever action is required to cause each Partner to have the same Percentage Interest in the Partnership as before such distribution, subdivision or combination and, except as provided in Section 4.6(d)(iii), the Capital Accounts of all such classes of distributed, subdivided or combined Units or other Partnership Securities Outstanding prior to such distribution, subdivision or combination shall be divided equally (on a class by class basis) among all such Units or other Partnership Securities Outstanding after such distribution, subdivision or combination.

(b)           Except with respect to subdivisions of (i) Outstanding I-Units pursuant to Sections 5.10(b) and 5.10(e) and (ii) Outstanding Class C Units pursuant to Section 5.11(b), whenever such a distribution, subdivision or combination of Units or other Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice of the distribution, subdivision or combination at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.  The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Units to be held by each Record Holder after giving effect to such distribution, subdivision or combination.  The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)           Promptly following any such distribution, subdivision or combination, the General Partner may cause Certificates to be issued to the Record Holders of Units as of the applicable Record Date representing the new number of Units held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, if any such distribution, subdivision or combination results in a smaller total number of Units Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)           Except with respect to I-Units and Class C Units, the Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units.  If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provision of Section 4.10 and this Section 4.11(d), each fractional Unit (other than a fractional I-Unit or Class C Unit) shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

4.12        I-Units.  Pursuant to Section 4.4, the General Partner hereby designates and creates a special class of Units designated “I-Units” and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of the holders of the I-Units as follows:

(a)           Except as otherwise provided in Section 5.1(c), a holder of an I-Unit will receive no allocations of income, gain, loss or deductions. Except for distributions made in accordance with Sections 14.3(b) and 14.3(c), no distributions or payments shall be made to a holder of an I-Unit except in additional I-Units (or fractions thereof) or a security that has in all material respects the same rights and privileges as the I-Units, in accordance with Section 5.10.

(b)           The number of Outstanding I-Units may be subdivided pursuant to Sections 4.11 and 5.10.

(c)           Except as otherwise provided in this Agreement, each holder of an I-Unit shall have the rights of a holder of a Common Unit with respect to voting. Except as otherwise provided in this Agreement, all Units shall vote or consent together as a single class on all matters submitted for a vote or consent of the Outstanding Units.

4.13        Class C Units.  Pursuant to Section 4.4, the General Partner hereby designates and creates a special class of Units designated “Class C Units” and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of the holders of the Class C Units as follows:

(a)           The Class C Units shall have the rights with respect to (i) allocations of income, gain, loss and deduction and (ii) distributions, in each case as set forth in Article V.

(b)           The number of Outstanding Class C Units may be subdivided pursuant to Section 4.11 and, prior to the Class C Subordination Period, Section 5.11.

(c)           Except as otherwise provided in this Agreement, each holder of a Class C Unit shall have the rights of a holder of a Common Unit with respect to voting, except that, with respect to voting with respect to the Class C Conversion Approval, none of the Class C Units will be deemed Outstanding as of the Record Date for such vote or be entitled to vote.

(d)           The Class C Units will not be represented by Certificates except as provided in Sections 4.11(c) and 10.1(c).  The Class C Units may not be sold, pledged or otherwise transferred except in accordance with Section 11.4(b).  Prior to the conversion of the Class C Units into Class A Common Units in accordance with Sections 4.13(e) or 4.13(f), as applicable, the General Partner will act as transfer agent and registrar of the Class C Units.  After such conversion, the transfer agent of the converted Class C Units will be the Transfer Agent of the Class A Common Units.

(e)           Except as provided in this Section 4.13(e) or in Section 4.13(f), the Class C Units are not convertible into Common Units.  At any time after the Class C Conversion Request Date, any Limited Partner holding Outstanding Class C Units may request that the General Partner solicit the approval described below from Unitholders of record on the Class C Conversion Request Date.  As promptly as reasonably practicable following such request, the General Partner shall take such action as may be necessary or appropriate to obtain from the Unitholders the requisite approval of the conversion of each Outstanding Class C Unit into one Class A Common Unit and the issuance of such Class A Common Units upon such conversion of the Class C Units, in accordance with the following sentence (the “Class C Conversion Approval”); provided, however, that nothing in this Section 4.13(e) shall obligate the General Partner to solicit Class C Conversion Approval more than one time in any twelve-month period.  The vote or consent required for Class C Conversion Approval will be the requisite vote or consent required under the rules or staff interpretations of the principal National Securities Exchange on which the Class A Common Units are listed or admitted for trading.  Upon receipt of the Class C Conversion Approval (the date of such approval, the “Class C Conversion Approval Date”), each Class C Unit shall, subject to Section 4.13(h), automatically and without further action, convert into one Class A Common Unit and immediately thereafter none of the Class C Units shall be Outstanding. Subject to Section 4.13(h), each fraction of a Class C Unit Outstanding on the Class C Conversion Approval Date shall be cancelled and each holder of such fraction shall, in lieu of a Class A Common Unit, receive cash from the Partnership in an amount equal to the product of (A) such fraction, expressed as a decimal and (B) the Common Unit Average Market Price on the Class C Conversion

Approval Date.  Notwithstanding anything in this Section 4.13(e) to the contrary, (i) the General Partner may at any time, and without having received a request from any Limited Partner holding Class C Units, take action to obtain Class C Conversion Approval and (ii) any Class C Conversion Approval obtained prior to the commencement of the Class C Subordination Period shall be deemed to have occurred as of the later of (i) the commencement of the Class C Subordination Period and (ii) the Class C Uniformity Date.

(f)            If at any time (i) the rules of the principal National Securities Exchange on which the Class A Common Units are listed or admitted to trading or the staff interpretations of such rules are changed, or facts and circumstances arise, in either case, so that the Class C Conversion Approval is no longer required as a condition to the listing of the Class A Common Units that would be issued upon any conversion of any Class C Units into Class A Common Units as provided in Section 4.13(e), as determined by the General Partner, or (ii) the Class A Common Units are no longer listed and traded on any National Securities Exchange (the date that the General Partner makes such determination, in the case of clause (i), or the date of such delisting, in the case of clause (ii), being referred to herein as the “Class C Conversion Approval Termination Date”), then, unless the Class C Conversion Approval Date has already occurred, and subject to Section 4.13(h), each Outstanding Class C Unit will automatically convert (without further action or any vote of any Unitholder) into one Class A Common Unit and each Outstanding fraction of a Class C Unit shall be cancelled and the holder thereof will receive cash from the Partnership as provided in Section 4.13(e); provided, however, that if the Class C Conversion Approval Termination Date occurs prior to the commencement of the Class C Subordination Period, then the Class C Conversion Approval Termination Date shall be deemed to have occurred as of the later of (i) the commencement of the Class C Subordination Period and (ii) the Class C Uniformity Date.

(g)           Except with respect to voting with respect to Class C Conversion Approval and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, a Limited Partner holding a Class C Unit shall have all of the rights and obligations of a Limited Partner holding a Class A Common Unit under this Agreement; provided, however, that immediately upon the conversion of Class C Units into Class A Common Units pursuant to Section 4.13(e), a Limited Partner holding a Class C Unit shall possess all of the rights and obligations of a Limited Partner holding a Class A Common Unit under this Agreement, including the right to vote as a Class A Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Class A Common Units; provided, however, that such converted Class C Units shall remain subject to the provisions of Sections 4.6(c)(ii), 4.13(i) and 5.1(d).

(h)           Notwithstanding anything in this Agreement to the contrary, a Class C Unit with respect to which all conditions precedent to conversion, other than the condition imposed by this Section 4.13(h), have occurred shall not convert into a Class A Common Unit, and the Limited Partner holding such Class C Unit shall not be issued a

Class A Common Unit Certificate, until such time as the General Partner determines (the date of such determination, the “Class C Uniformity Date”), based on advice of counsel, that, immediately following conversion into a Class A Common Unit, such Class C Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Class A Common Unit issued in the Initial Offering. In connection with the condition imposed by this Section 4.13(h), the General Partner may take whatever steps are required to provide economic uniformity to such Class C Unit, including the application of Sections 4.6(c)(ii), 5.1(d)(i)(E); provided, however, that no such steps may be taken that would have a material adverse effect on the Class A Common Units.

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

5.1   Allocations for Capital Account Purposes.   For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 4.6(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)   Net Income.   All items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated in the same manner as such Net Income is allocated hereunder, which Net Income shall be allocated as follows:

(i)   First,   100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 5.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 5.1(b)(ii) for all previous taxable years; and

(ii)   Second,   the balance, if any, 98% to the Limited Partners holding Common Units, Pro Rata, and 2% to the General Partner.

(b)   Net Losses.   All items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated in the same manner as such Net Losses are allocated hereunder, which Net Losses shall be allocated as follows:

(i)   First,   98% to the Limited Partners holding Common Units, Pro Rata, and 2% to the General Partner; provided, that Net Losses shall not be allocated pursuant to this Section 5.1(b)(i) to the extent that such allocation would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii)   Second,   the balance, if any, 100% to the General Partner.

(c)   Net Termination Gains and Losses.   After giving effect to the special allocations set forth in Sections 5.1(d) and 5.1(e), and subject to Section 5.11(g), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder.  All allocations under this Section 5.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 5.1 and after all distributions of Available Cash provided under Section 5.5 have been made with respect to such taxable period.

(i)   If a Net Termination Gain is recognized, such Net Termination Gain shall be allocated between the General Partner and the Limited Partners in the following manner (and the Adjusted Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A)   First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B)   Second, if the Adjusted Capital Account of an I-Unit is less than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding I-Units or fractions thereof, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each I-Unit or fraction thereof, equals the Adjusted Capital Account of each Common Unit, or comparable fractions thereof, or, if the Adjusted Capital Account of an I-Unit is greater than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding Common Units, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each Common Unit equals the Adjusted Capital Account of each I-Unit;

(C)   Third, if the Adjusted Capital Account of a Class C Unit, or fraction thereof, is less than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding Class C Units, or fraction thereof, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each Class C Unit, or fractions thereof, equals the Adjusted Capital Account of each Common Unit, or comparable fraction thereof, or, if the Adjusted Capital Account of a Class C Unit is greater than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding I-Units, or fractions thereof, and Common Units, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each Common Unit equals the Adjusted Capital Account of each Class C Unit or;

(D)   Fourth, 98% to the Limited Partners holding I-Units, or fractions thereof, Class C Units, or fractions thereof, and Common Units, Pro Rata, and 2% to the General Partner, until each Limited Partner’s Adjusted Capital Account (determined on a per Unit basis) is equal to the sum of (aa) the Unrecovered Capital plus (bb) any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of a Class A Common Unit that was issued in the Initial Offering for any calendar quarter commencing after December 31, 1996;

(E)   Fifth, 85% to all Limited Partners holding I-Units, or fractions thereof, Class C Units, or fractions thereof, and Common Units, Pro Rata, and 15% to the General Partner until each such Limited Partner’s Adjusted Capital Account in respect of its Units or fractions thereof (determined on a per Unit basis) is equal to the sum of (aa) the Unrecovered Capital, plus (bb) any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of a Class A Common Unit that was issued in the Initial Offering for any calendar quarter commencing after December 31, 1996, plus (cc) the excess of the First Target Distribution over the Minimum Quarterly Distribution for each calendar quarter of the Partnership’s existence, less (dd) the amount per Unit of any distributions of Available Cash that is deemed to be Cash from Operations that was distributed pursuant to Section 5.5(b) (the sum of (bb) plus (cc) less (dd) is hereinafter defined as the “First Liquidation Target Amount”);

(F)   Sixth, 75% to all Limited Partners holding I-Units, or fractions thereof, Class C Units, or fractions thereof, and Common Units, Pro Rata, and 25% to the General Partner until each such Limited Partner’s Adjusted Capital Account in respect of its Units or fractions thereof (determined on a per Unit basis) is equal to the sum of (aa) the Unrecovered Capital, plus (bb) the First Liquidation Target Amount, plus (cc) the excess of the Second Target Distribution over the First Target Distribution for each calendar quarter of the Partnership’s existence less (dd) the amount per Unit of any distributions of Available Cash that is deemed to be Cash from Operations distributed pursuant to Section 5.5(c); and

(G)   Seventh, the balance, if any, 50% to all Limited Partners holding I-Units, or fractions thereof, Class C Units, or fractions thereof, and Common Units, Pro Rata, and 50% to the General Partner.

(ii)   If a Net Termination Loss is recognized, such Net Termination Loss shall be allocated to the Partners in the following manner:

(A)   First, if the Adjusted Capital Account of an I-Unit, or fraction thereof, is less than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding Common Units, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each Common Unit equals the Adjusted Capital Account of each I-Unit or, if the Adjusted Capital Account of an I-Unit is greater than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding I-Units, or fractions thereof, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each I-Unit, or fraction thereof, equals the Adjusted Capital Account of each Common Unit, or comparable fraction thereof;

(B)   Second, if the Adjusted Capital Account of a Class C Unit, or fraction thereof, is less than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding I-Units, or fractions thereof, and Common Units, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each Common Unit equals the Adjusted Capital Account of each Class C Unit, or, if the Adjusted Capital Account of a Class C Unit is greater than the Adjusted Capital Account of a Common Unit, 98% to the Limited Partners holding Class C Units, or fraction thereof, Pro Rata, and 2% to the General Partner until the Adjusted Capital Account of each Class C Unit, or fractions thereof, equals the Adjusted Capital Account of each Common Unit, or comparable fraction thereof;

(C)   Third, 100% to the General Partner and the Limited Partners in proportion to, and to the extent of, the positive balances in their respective Adjusted Capital Accounts until all such balances are reduced to zero; and

(D)   Fourth, the balance, if any, 100% to the General Partner.

(d)   Special Allocations.   Notwithstanding any other provisions of this Section 5.1 (other than Section 5.1(e)), the following special allocations shall be made for such taxable period:

(i)   Priority Allocations.   (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Sections 14.3 or 14.4) to any Limited Partner holding Units during a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Limited Partners holding Units other than I-Units or Class C Units prior to the Class C Unit Subordination Period (on a per Unit basis), then (1) each Limited Partner holding Units receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (x) the amount by which the distribution (on a per Unit basis) to such Limited Partner holding Units exceeds the distribution (on a per Unit basis) to the Limited Partners holding Units other than I-Units or Class C Units prior to the Class C Subordination Period receiving the smallest distribution and (y) the number of Units held by the Limited Partner holding Units receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an amount equal to 2.04082% of the sum of the amounts allocated in clause (1) above.

(B)   After the application of Section 5.1(d)(i)(A), all or a portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the General Partner (or its assignee) until the aggregate amount of such items allocated to the General Partner (or its assignee) pursuant to this paragraph (d)(i)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the General Partner (or its assignee) from the Closing Date to a date 45 days after the end of the current taxable period.

(C)   At the election of the General Partner with respect to any taxable period, after the application of Sections 5.1(d)(i)(A) and (B), all or a portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to each Partner holding Class B Common Units, in the proportion that the respective number of Class B Common Units held by such Partner bears to the total number of Class B Common Units then Outstanding, until such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Class B Common Units to an amount such that the Capital Account attributable to each Class B Common Unit held by the Partner, on a per Unit basis, is equal to the Per Unit Capital Account for a Class A Common Unit.  The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Class B Common Units and the Capital Accounts underlying Class A Common Units immediately prior to the change of all Class A Common Units and Class B Common Units into Common Units pursuant to Section 5.6.

(D)   At the election of the General Partner with respect to any taxable period of the Partnership ending upon, or after, a positive or negative adjustment to the Capital Accounts of the Partners pursuant to Section 4.6(d)(i) or Section 4.6(d)(ii) occurring after the issuance of the Class C Units, after the application of Sections 5.1(d)(i)(A)-(C), all or a portion of the remaining items of Partnership income, gain, loss or deduction for such taxable period shall be allocated 100% to each Partner holding Class C Units or converted Class C Units that are Outstanding as of such time in the proportion of the number of Class C Units or converted Class C Units held by such Partner to the total number of Class C Units and converted Class C Units then Outstanding, until each such Partner has been allocated an amount of income, gain, loss and deduction that increases or decreases, as the case may be, the Capital Account maintained with respect to such Class C Units or converted Class C Units to an amount equal to the product of (A) the number of Class C Units or converted Class C Units held by such Partner and (B) the Per Unit Capital Amount for a Class A Common Unit.

(E)   With respect to any taxable period of the Partnership ending upon, or after, a transfer of converted Class C Units to a Person which is not an Affiliate of the holder, after the application of Sections 5.1(d)(i)(A)-(D), all or a portion of the remaining items of Partnership income, gain, loss or deduction for such taxable period shall be allocated 100% to each Partner holding converted Class C Units that are Outstanding as of such time in the proportion of the number of converted Class C Units transferred by such Partner, until each such Partner has been allocated an amount of income, gain, loss and deduction that increases or decreases, as the case may be, the Capital Account maintained with respect to such converted Class C Units to an amount equal to the product of (A) the number of converted Class C Units held by such Partner and (B) the Per Unit Capital Amount for a Class A Common Unit.

(ii)   Nonrecourse Liabilities.   For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the General Partner and the holders of Common Units in accordance with the allocation of Net Income set forth in Section 5.1(a)(ii).

(iii)   Discretionary Allocation.   (A) Notwithstanding any other provision of Section 5.1(a), (b) or (c), the Agreed Allocations shall be adjusted so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had there been no Required Allocations; provided, however, that for purposes of applying this Section 5.1(d)(iii)(A), it shall be assumed that all chargebacks pursuant to Sections 5.1(e)(i) and (ii) have occurred.

(B)   The General Partner shall have reasonable discretion, with respect to each taxable year, to (1) apply the provisions of Section 5.1(d)(iii)(A) in whatever fashion as is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(d)(iii)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(e)   Required Allocations.  Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:

(i)   Partnership Minimum Gain Chargeback.  Notwithstanding the other provisions of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation

Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions.  For purposes of this Section 5.1(e), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1 with respect to such taxable period.

(ii)   Chargeback of Minimum Gain Attributable to Partner Nonrecourse Debt.   Notwithstanding the other provisions of this Section 5.1 (other than 5.1(e)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4) if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Partnership taxable period, any Partner with a share of Minimum Gain Attributable to Partner Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(ii), or any successor provisions.  For purposes of this Section 5.1, each Partner’s Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(e), other than Section 5.1(e)(i), with respect to such taxable period.

(iii)   Qualified Income Offset.   In the event any Limited Partner unexpectedly receives adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.1(e)(i) or 5.1(e)(ii).

(iv)   Gross Income Allocations.   In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable period, that is in excess of the sum of (A) the amount such Partner is obligated to restore and (B) the amount such Partner is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(e)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if this Section 5.1(e)(iv) was not in this Agreement.

(v)   Nonrecourse Deductions.   Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests.  If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

(vi)   Partner Nonrecourse Deductions.   Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss for such Partnership Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).  If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(f)   The Limited Partners holding Class A Common Units will be allocated gross income during each taxable year of the Partnership that would otherwise be allocated to the Limited Partners holding Class B Common Units pursuant to this Agreement (other than Section 5.1(e)), to the extent such an amount of gross income exists, in accordance with the following schedule:

Year	Amount
1995	$9 million
1996	9 million
1997	9 million
1998	11 million
1999	11 million
2000	13 million
2001	13 million
2002	15 million
2003	15 million
2004	17 million
2005	17 million
2006	19 million
2007	19 million
2008	21 million
2009	21 million
2010	23 million
2011	23 million
2012	25 million
Thereafter	25 million

Notwithstanding the above, no allocation of gross income shall be made pursuant to this Section 5.1(f) (or the amount of such allocation shall be reduced) in any taxable year of the Partnership to the extent that a purchaser of a Class A Common Unit in the offering made pursuant to the Registration Statement would be allocated, pursuant to this Agreement, an amount of federal taxable income with respect to such taxable year that would exceed 65% of the amount of Available Cash distributed to such a Unitholder with respect to that taxable year.  In addition, no allocation of gross income shall be made pursuant to this Section 5.1(f) for any taxable year including or following the change of all Class A Common Units and Class B Common Units into Common Units pursuant to Section 5.6.

5.2 Allocations for Tax Purposes.

(a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1.

(b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i)   (A)  In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) except as otherwise provided in Section 5.2(b)(iii), any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(ii)   (A)  In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.6(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 5.2(b)(i)(A); and (B) except as otherwise provided in Section 5.2(b)(iii), any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(iii)   Any items of income, gain, loss or deduction otherwise allocable under Section 5.2(b)(i)(B) or 5.2(b)(ii)(B) shall be subject to allocation by the General Partner in a manner designed to eliminate, to the maximum extent possible, Book-Tax Disparities in a Contributed Property or Adjusted Property otherwise resulting from the application of the “ceiling” limitation (under Section 704(c) of the Code or Section 704(c) principles) to the allocations provided under Section 5.2(b)(i)(A) or 5.2(b)(ii)(A); provided, however, that unless the General Partner elects to do so, the Partnership shall not amortize any goodwill or other Section 197 asset which is a Contributed Property and which was not an amortizable Section 197 asset in the hands of the contributor of such asset.

(c)   For the proper administration of the Partnership or for the preservation of uniformity of the Units (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof).  The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and Outstanding of the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d)   The General Partner in its sole discretion may determine to depreciate the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Partnership’s common basis of such property, despite the inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6).  If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt a depreciation convention under which all purchasers acquiring Units in the same month would receive depreciation, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property.  If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Units.  In addition, for purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of Units will be deemed to be the lowest quoted trading price of the Units on any National Securities Exchange on which such Units are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 5.2(g) without regard to the actual price paid by such transferee.

(e)   Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2 be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)   All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted  as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g)   Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest of the General Partner or to transferred Units shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the close of the New York Stock Exchange on the last day of the preceding month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes.  The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article V shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

5.3 Requirement and Characterization of Distributions.

(a)   Within 45 days following the end of each calendar quarter the Partnership shall distribute to the Partners and retain for reinvestment in its business in accordance with this Article V, an amount equal to 100% of Available Cash with respect to such calendar quarter.  Distributions of Available Cash by the Partnership to the Partners shall be made as of the Record Date selected by the General Partner in its reasonable discretion.  All amounts of Available Cash distributed and retained by the Partnership on any date from any source shall be deemed to be Cash from Operations until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 5.4 of the Second Amended and Restated Agreement or any substantially similar provisions of any other Prior Agreements and Section 5.5 and retained by the Partnership pursuant to Section 5.5 equals the aggregate amount of all Cash from Operations of the Partnership from the Partnership Inception through the end of the calendar quarter immediately preceding such distribution and retention.  Any remaining amounts of Available Cash distributed and retained by the Partnership on such date shall be deemed to be Cash from Interim Capital Transactions.

(b)   Notwithstanding the definitions of Available Cash and Cash from Operations contained herein, disbursements (including, without limitation, contributions to any Subsidiary or disbursements on behalf of any Subsidiary) made or cash reserves established after the end of any calendar quarter shall be deemed to have been made or established, for purposes of determining Available Cash and Cash from Operations, within such quarter if the General Partner so determines.  Notwithstanding the foregoing, in the event of the dissolution and liquidation of the Partnership, all proceeds of such liquidation shall be applied and distributed in accordance with, and subject to the terms and conditions of, Sections 14.3 and 14.4.

5.4 Intentionally Omitted.

5.5 Cash from Operations.

(a)   Prior to Class C Subordination Period.   Available Cash with respect to any calendar quarter ending prior to the commencement of the Class C Subordination Period that is deemed to be Cash from Operations pursuant to the provisions of Section 5.3 or 5.7 shall be distributed to the Partners or retained by the Partnership as follows:

(i)   First, 98% in respect of the Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Unit then Outstanding an amount of cash equal to the Minimum Quarterly Distribution;

(ii)   Second, 85% in respect of the Units, Pro Rata, and 15% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Unit then Outstanding an amount of cash equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

(iii)   Third, 75% in respect of the Units, Pro Rata, and 25% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Unit then Outstanding an amount of cash equal to the excess of the Second Target Distribution over the First Target Distribution; and

(iv)   Fourth, 50% in respect of the Units, Pro Rata, and 50% in respect of the General Partner’s Partnership Interest.

The foregoing amounts of Available Cash shall be distributed by the Partnership in respect of the Common Units and retained by the Partnership in respect of the I-Units and the Class C Units.  The foregoing amounts of Available Cash shall be distributed by the Partnership in respect of the General Partner’s Partnership Interest, except that the Partnership shall retain out of the amount to be distributed by the Partnership in respect of the General Partner’s Partnership Interest an amount equal to 2% of the quotient obtained by dividing (i) the Available Cash retained by the Partnership in respect of the I-Units and the Class C Units pursuant to this Section 5.5(a) by (ii) 98%.

(b)   During Class C Subordination Period.  Available Cash with respect to any calendar quarter ending during the Class C Subordination Period that is deemed to be Cash from Operations pursuant to the provisions of Section 5.3 or 5.7 shall be distributed to the Partners or retained by the Partnership as follows:

(i)   First, 98% in respect of the Common Units and I-Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Common Unit and I-Unit then Outstanding an amount of cash equal to the Minimum Quarterly Distribution;

(ii)   Second, 98% in respect of the Common Units and I-Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Common Unit and I-Unit then Outstanding an amount of cash equal to the Cumulative Common Unit Arrearage and the Cumulative I-Unit Arrearage, respectively, existing with respect to such calendar quarter;

(iii)   Third, 98% in respect of the Class C Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until the Partnership has distributed in respect of each Class C Unit then Outstanding an amount of cash equal to the Minimum Quarterly Distribution;

(iv)   Fourth, 98% in respect of the Class C Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until the Partnership has distributed in respect of each Class C Unit an amount of cash equal to the Cumulative Class C Unit Arrearage existing with respect to such calendar quarter;

(v)   Fifth, 85% in respect of the Units, Pro Rata, and 15% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Unit then Outstanding an amount of cash equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

(vi)   Sixth, 75% in respect of the Units, Pro Rata, and 25% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Unit then Outstanding an amount of cash equal to the excess of the Second Target Distribution over the First Target Distribution; and

(vii)   Seventh, 50% in respect of the Units, Pro Rata, and 50% in respect of the General Partner’s Partnership Interest.

The foregoing amounts of Available Cash shall be distributed by the Partnership in respect of the Common Units and Class C Units and retained by the Partnership in respect of the I-Units.  The foregoing amounts of Available Cash shall be distributed by the Partnership in respect of the General Partner’s Partnership Interest, except that the Partnership shall retain out of the amount to be distributed by the Partnership in respect of the General Partner’s Partnership Interest an amount equal to 2% of the quotient obtained by dividing (i) the Available Cash retained by the Partnership in respect of the I-Units pursuant to this Section 5.5(b) by (ii) 98%.

(c)   After Class C Subordination Period.  Available Cash with respect to any calendar quarter ending after the termination of the Class C Subordination Period that is deemed to be Cash from Operations pursuant to the provisions of Section 5.3 or 5.7 shall be distributed to the Partners or retained by the Partnership as follows:

(i)   First, 98% in respect of the Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Unit then Outstanding an amount of cash equal to the Minimum Quarterly Distribution;

(ii)   Second, 85% in respect of the Units, Pro Rata, and 15% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Unit then Outstanding an amount of cash equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

(iii)   Third, 75% in respect of the Units, Pro Rata, and 25% in respect of the General Partner’s Partnership Interest until the Partnership has distributed or retained in respect of each Unit then Outstanding an amount of cash equal to the excess of the Second Target Distribution over the First Target Distribution; and

(iv)   Fourth, 50% in respect of the Units, Pro Rata, and 50% in respect of the General Partner’s Partnership Interest.

The foregoing amounts of Available Cash shall be distributed by the Partnership in respect of the Common Units and retained by the Partnership in respect of the I-Units.  The foregoing amounts of Available Cash shall be distributed by the Partnership in respect of the General Partner’s Partnership Interest, except that the Partnership shall retain out of the amount to be distributed by the Partnership in respect of the General Partner’s Partnership Interest an amount equal to 2% of the quotient obtained by dividing

(i) the Available Cash retained by the Partnership in respect of the I-Units pursuant to this Section 5.5(c) by (ii) 98%.

(d)   Notwithstanding anything in this Section 5.5 to the contrary, if the Minimum Quarterly Distribution, the First Target Distribution and the Second Target Distribution have been reduced to zero pursuant to Section 5.9(a)(ii), then Available Cash that is deemed to be Cash from Operations with respect to any calendar quarter will be distributed or retained 98% in respect of the Class A Common Units and the I-Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until there has been distributed in respect of each Class A Common Unit issued in the Initial Offering and then Outstanding, pursuant to Section 5.4 of the Second Amended and Restated Agreement or any substantially similar provisions of any other Prior Agreements and this Section 5.5, including this paragraph (d), Available Cash that is deemed to be Cash from Operations since Partnership Inception equal to the Minimum Quarterly Distribution (as from time to time adjusted) for all periods since Partnership Inception, and thereafter in accordance with Section 5.5(c)(iv).

5.6   Change of Class A Common Units and Class B Common Units.   At such time as the General Partner determines, based on advice of counsel, that all Class B Common Units have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of the Class A Common Units then Outstanding, all differences and distinctions between Class A Common Units and Class B Common Units shall automatically cease and all Class A Common Units and Class B Common Units shall thereafter be one class of Units called “Common Units.”

5.7   Cash from Interim Capital Transactions.   Available Cash that is deemed to be Cash from Interim Capital Transactions shall be distributed to the Partners or retained by the Partnership, unless the provisions of Section 5.3 require otherwise, as follows:

(a)   98% in respect of the Units, Pro Rata, and 2% in respect of the General Partner’s Partnership Interest until a hypothetical holder of a Class A Common Unit acquired at the time of the Initial Offering has received with respect to each Class A Common Unit, from Partnership Inception through such date, distributions of Available Cash that are deemed to be Cash from Interim Capital Transactions in an aggregate amount per Class A Common Unit equal to the Initial Unit Price; and

(b)   thereafter, all Available Cash shall be distributed or retained as if it were Cash from Operations and shall be distributed or retained in accordance with Section 5.5.

The foregoing amounts of Available Cash shall be (i) distributed by the Partnership in respect of the Common Units and, with respect to any calendar quarter ending during or after the Class C Subordination Period, the Class C Units, and (ii) retained by the Partnership in respect of the I-Units and, with respect to any calendar quarter ending prior to the Class C Subordination Period, the Class C Units.  The

foregoing amounts of Available Cash shall be distributed by the Partnership in respect of the General Partner’s Partnership Interest, except that the Partnership shall retain out of the amount to be distributed by the Partnership in respect of the General Partner’s Partnership Interest an amount equal to 2% of the quotient obtained by dividing (i) the Available Cash retained by the Partnership in respect of the I-Units and, prior to the Class C Subordination Period, the Class C Units, pursuant to this Section 5.7 by (ii) 98%.

5.8   Definitions.   As used herein,

(a)   “Available Cash”   means, with respect to any calendar quarter, (i) the sum of (A) all cash receipts of the Partnership during such calendar quarter from all sources (including, without limitation, distributions of any Subsidiary’s “Available Cash” (as that term is defined in the respective Subsidiary Agreement) received by the Partnership pursuant to the respective Subsidiary Agreement) and (B) any reduction in cash reserves established in prior quarters (either by reversal or utilization), less (ii) the sum of (aa) all cash disbursements of the Partnership during such calendar quarter, and (bb) any cash reserves established in such calendar quarter in such amounts as the General Partner determines to be necessary or appropriate in its reasonable discretion (x) to provide for the proper conduct of the business of the Partnership (including reserves for possible rate refunds or future capital expenditures) or (y) to provide funds for distributions with respect to any of the next four calendar quarters and (cc) any other cash reserves established in such calendar quarter in such amounts as the General Partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject.  Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners (not including taxes reimbursed pursuant to Section 3.07(b) of the Delegation of Control Agreement) shall not be considered cash disbursements of the Partnership which reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners.  Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.  Notwithstanding the foregoing, Available Cash shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of the Partnership.  For purposes of determining “Available Cash,” the aggregate amount of Available Cash that is retained by the Partnership pursuant to Sections 5.5 and 5.7 with respect to any calendar quarter will be disregarded for purposes of determining “Available Cash” in future quarters.

(b)   “Cash from Interim Capital Transactions”   means, at any date, such amounts of Available Cash as are deemed to be Cash from Interim Capital Transactions pursuant to Section 5.3.

(c)           “Cash from Operations” means, at any date but prior to commencement of the dissolution and liquidation of the Partnership, on a cumulative basis, the cash balance of the Partnership and any Subsidiary at Partnership Inception, excluding any such cash proceeds to the Partnership from the exercise of the Underwriters’ over-allotment option granted in the Underwriting Agreement, plus all cash receipts of the Partnership and any Subsidiary from their operations (excluding any cash proceeds from any Interim Capital Transactions) during the period since the Partnership Inception through such date less the sum of (i) all cash operating expenditures of the Partnership and any Subsidiary during such period, including, without limitation, taxes imposed on the Partnership or any Subsidiary as an entity, (ii) all cash debt service payments of the Partnership and any Subsidiary during such period (other than payments or prepayments of principal and premium required by reason of loan agreements (including covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancings or refundings of indebtedness; provided, that any payment or prepayment of principal, whether or not then due, shall be determined at the election and in the discretion of the General Partner to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership or any Subsidiary simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred), (iii) all cash capital expenditures of the Partnership and any Subsidiary during such period necessary to maintain the service capability of the Transportation System, (iv) an amount equal to the incremental revenues collected pursuant to a rate increase that are, at such date, subject to possible refund and for which the General Partner has established a cash reserve, (v) any cash reserves outstanding as of such date which the General Partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in clauses (i) through (iii) of this sentence and (vi) any cash reserves outstanding as of such date that the General Partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items.  Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners (not including taxes reimbursed pursuant to Section 3.07(b) of the Delegation of Control Agreement) shall not be considered cash operating expenditures of the Partnership which reduce Cash from Operations, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners.  Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce Cash from Operations, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.  For purposes of the foregoing, reserves do not include reserves outstanding at Partnership Inception.

(d)           Intentionally Omitted;

(e)           Intentionally Omitted;

(f)            Intentionally Omitted;

(g)           Intentionally Omitted;

(h)           “First Target Distribution” means $0.70 per Unit per calendar quarter, subject to adjustment in accordance with Sections 5.9 and 9.6.

(i)            “Interim Capital Transactions” means (i) borrowings and sales of debt securities (other than for working capital purposes and for items purchased on open account in the ordinary course of business) by the Partnership or any Subsidiary, (ii) sales of equity interests by the Partnership or any Subsidiary and (iii) sales or other voluntary or involuntary dispositions of any assets of the Partnership or any Subsidiary (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including accounts receivable or (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.  The General Partner shall have the right to determine in its reasonable discretion whether inventory reductions shall be considered in the ordinary course of business or such a normal retirement.

(j)            “Minimum Quarterly Distribution” means $0.59 per Unit per calendar quarter, subject to adjustment in accordance with Sections 5.9 and 9.6.

(k)           “Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those included in Net Termination Gain and Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those included in Net Termination Gain and Net Termination Loss) for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with Section 4.6(b) and shall not include any items specially allocated under Section 5.1(d) or 5.1(e).  Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to a Required Allocation or a Discretionary Allocation, the applicable Net Income or Net Loss shall be recomputed without regard to such item.  For purposes of Sections 5.1(a) and 5.1(b), in determining whether Net Income has been allocated to any Unit or any Partner (as the case may be) for any previous taxable period, any Unrealized Gain  or Unrealized Loss allocated pursuant to Section 4.6(d) shall be treated as an item of gain or loss in computing Net Income.

(l)            “Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those included in Net Termination Gain and Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those included in Net Termination Gain and Net Termination Loss) for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with Section 4.6(b) and shall not include any items specifically allocated under Section 5.1(d) or 5.1(e).  Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to a Required Allocation or a Discretionary Allocation, the applicable Net Income or Net Loss shall be recomputed without regard to such item.  For purposes of Sections 5.1(a) and 5.1(b), in determining whether Net Losses have been allocated to any Unit or any Partner (as the case may be) for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 4.6(d) shall be treated as an item of gain or loss in computing Net Losses.

(m)          “Net Termination Gain” means the sum, if positive, of all items of income, gain, loss and deduction (as determined in accordance with Section 4.6(b)) recognized by the Partnership during the Partnership Year in which the Partnership has dissolved and can no longer be continued pursuant to Section 14.2 and all subsequent periods.

(n)           “Net Termination Loss” means the sum, if negative, of all items of income, gain, loss and deduction (as determined in accordance with Section 4.6(b)) recognized by the Partnership during the Partnership Year in which the Partnership has dissolved and can no longer be continued pursuant to Section 14.2 and all subsequent periods.

(o)           “Second Target Distribution” means $0.99 per Unit per calendar quarter, subject to adjustment in accordance with Sections 5.9 and 9.6.

5.9          Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a)           Adjustments of the Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution shall be made in the following circumstances: (i) the Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 4.11; provided, however, that no such adjustment shall be made as a result of any increase in the number of I-Units or fractions of I-Units Outstanding pursuant to Sections 5.10(b) or 5.10(e) or any increase in the number of Class C Units or fractions of Class C Units Outstanding pursuant to Section 5.11(b); and (ii) in the event of a distribution of Available Cash that is deemed to be Cash from Interim Capital Transactions, the Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution, as the same may have been previously adjusted, by a fraction of which the numerator is the Unrecovered Initial Unit Price immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price immediately prior to giving effect to such distribution.

(b)           The Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution may also be adjusted under the circumstances, and in the manner, set forth in Section 9.6.

5.10        Special Provisions Relating to I-Units.

(a)           Except as otherwise provided by Sections 14.3(b) and 14.3(c), whenever distributions are made to Limited Partners holding Common Units pursuant to Sections 5.5 and 5.7, the number of Outstanding I-Units will be increased in accordance with paragraph (b) of this Section 5.10.

(b)           Whenever Limited Partners holding Common Units receive distributions of cash pursuant to Sections 5.5 and 5.7, the number of Outstanding I-Units will be automatically subdivided, by means of a split of each Outstanding I-Unit, or fraction thereof, with the result that each Limited Partner holding I-Units will own a number of additional fractional I-Units per each I-Unit, or fraction thereof, held by such Limited Partner immediately prior to the Record Date for the related cash distribution to Limited Partners holding Common Units, which number shall equal the Calculated Unit Amount.  Each fractional I-Unit that is created pursuant to this Section 5.10(b) as a result of distributions of cash to Limited Partners holding Common Units pursuant to Sections 5.5 and 5.7 shall be equal to and represented by a fraction that is calculated to six decimal places (without rounding), and any calculation that would result in a fractional interest of less than one-millionth (1/1,000,000) of an I-Unit shall be disregarded without payment or other consideration and shall not be accumulated.  The creation of additional fractional I-Units pursuant to this Section 5.10(b) will not result in any adjustment to the aggregate Capital Account of each holder of I-Units.

(c)           As used in this Agreement, (i) “Equivalent Non-Cash Amount” means, for each I-Unit, an amount equal to the cash distribution made on a Common Unit pursuant to Sections 5.5 and 5.7; (ii) “Calculated Unit Amount” means a fraction of an I-Unit calculated per I-Unit, or fraction thereof, by dividing the Equivalent Non-Cash Amount by the Average Market Price; and (iii) “Average Market Price” means the average of the daily Closing Prices per Listed Share for the ten consecutive Trading Days prior to the date on which the Listed Shares begin to trade ex-dividend, but not including that date. For purposes of this Section 5.10(c), the “date on which the Listed Shares begin to trade ex-dividend” means the date on which “ex-dividend” trading commences for a Share Distribution on the principal National Securities Exchange on which the Listed Shares are listed or admitted to trading.

(d)           At any time during which there are any I-Units Outstanding, the Partnership will not:

(i)                    make a distribution on a Common Unit other than in cash, Common Units or a Partnership Security that is in all material respects the same as the Common Units;

(ii)                   except pursuant to Section 14.3(b), make a distribution on an I-Unit other than in additional I-Units or a security that is in all material respects the same as the I-Units;

(iii)                  allow a Limited Partner holding Common Units to receive any consideration other than cash or Common Units or a security that is in all material respects the same as the Common Units or allow a Limited Partner holding I-Units to receive any consideration other than additional I-Units or a security that is in all material respects the same as the I-Units in a (A) merger, if the Limited Partners of the Partnership immediately prior to the transaction own more than 50% of the residual common equity securities of the survivor immediately after the transaction, or (B) recapitalization, reorganization or similar transaction;

(iv)                  be a party to a merger, sell all or substantially all of the Partnership’s assets to another Person or enter into similar transactions if (A) the survivor of the merger or the other Person is to be an Affiliate of Enbridge Inc. after the transaction; and (B) the transaction will result in the occurrence of a Special Event;

(v)                   make a tender offer for Common Units unless the consideration payable in such tender offer (A) is exclusively cash; and (B) together with any cash payable in respect of any other tender offer by the Partnership for Common Units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all Limited Partners holding Common Units made within the preceding 360 days, is less than 12% of the aggregate market value of all Outstanding Units determined on the Trading Day immediately preceding the commencement of the tender offer;

(vi)                  issue any I-Units to any Person other than EEM; or

(vii)                 take any action that would result in the occurrence of a Special Event under clause (a) or (b) of the definition of “Special Event” in Section 1.01 of the Purchase Provisions unless, prior to the occurrence of such Special Event, the Purchaser has notified the Company and the Partnership that such Special Event shall constitute a Special Purchase Event under the Purchase Provisions.

(e)           In the event of any (i) consolidation or merger of the Partnership with or into another Person in accordance with Section 16.1 (other than a consolidation or merger in which the Partnership is the Surviving Business Entity and which does not result in any reclassification, conversion, exchange or cancellation of Outstanding Common Units) or (ii) sale or other disposition to another Person of all or substantially all of the assets of the Partnership (any of the foregoing, a “Transaction”), lawful provision shall be made such that if the Limited Partners holding Common Units receive cash in the Transaction, except as provided in Section 14.3(b), the number of Outstanding I-Units will be increased automatically by a split of each Outstanding I-Unit, or fraction thereof, so that the Limited Partners holding such Outstanding I-Unit, or fraction thereof, own, per Outstanding I-Unit, or fraction thereof, a number of additional I-Units, or fractions thereof, equal to the cash received on a Common Unit as a result of the Transaction divided by the average of the daily Closing Prices per Listed Share for the 10 consecutive Trading Days immediately prior to the effective date of the Transaction.  The creation of additional fractional I-Units pursuant to this Section 5.10(e) will not result in any adjustment to the aggregate Capital Account of each holder of I-Units.

5.11        Special Provisions Relating to Class C Units.

(a)           Except as otherwise provided by Sections 14.3(b) and 14.3(c), whenever distributions are made to Limited Partners holding Common Units prior to the Class C Subordination Period pursuant to Sections 5.5(a) and 5.7, the number of Outstanding Class C Units will be increased in accordance with paragraph (b) of this Section 5.11.

(b)           Prior to the Class C Subordination Period, whenever Limited Partners holding Common Units receive distributions of cash pursuant to Sections 5.5(a) and 5.7, the number of Outstanding Class C Units will be automatically subdivided, by means of a split of each Outstanding Class C Unit, or fraction thereof, with the result that each Limited Partner holding Class C Units will own a number of additional fractional Class C Units per each Class C Unit, or fraction thereof, held by such Limited Partner immediately prior to the Record Date for the related cash distribution to Limited Partners holding Common Units, which number shall equal the Class C Calculated Unit Amount.  Each fractional Class C Unit that is created pursuant to this Section 5.11(b) as a result of distributions of cash to Limited Partners holding Common Units pursuant to Sections 5.5(a) and 5.7 shall be equal to and represented by a fraction that is calculated to six decimal places (without rounding), and any calculation that would result in a fractional interest of less than one-millionth (1/1,000,000) of a Class C Unit shall be disregarded without payment or other consideration and shall not be accumulated.  The creation of additional fractional Class C Units pursuant to this Section 5.11(b) will not result in any adjustment to the aggregate Capital Account of each holder of Class C Units.

(c)           As used in this Agreement, (i) “Class C Equivalent Non-Cash Amount” means, for each Class C Unit, an amount equal to the cash distribution made on a Common Unit pursuant to Sections 5.5(a) and 5.7; (ii) “Class C Calculated Unit Amount” means a fraction of a Class C Unit calculated per Class C Unit, or fraction thereof, by dividing the Class C Equivalent Non-Cash Amount by the Common Unit Average Market Price; and (iii) “Common Unit Average Market Price” means the average of the daily Closing Prices per Class A Common Unit for the ten consecutive Trading Days prior to the date on which the Class A Common Units begin to trade ex-dividend, but not including that date. For purposes of this Section 5.11(c), the “date on which the Class A Common Units begin to trade ex-dividend” means the date on which “ex-dividend” trading commences for a distribution of Available Cash on the principal National Securities Exchange on which the Class A Common Units are listed or admitted to trading.

(d)           Except as provided in Section 5.1(c), prior to the commencement of the Class C Subordination Period, a Limited Partner holding a Class C Unit will receive no allocations of income, gain, loss or deduction.  During the Class C Subordination Period, all items of Partnership income, gain, loss and deduction shall be allocated to the Class C Units in accordance with Sections 5.1(a) and  5.1(b) in the same manner as Common Units.

(e)           With respect to quarters ending prior to the commencement of the Class C Subordination Period, the Class C Units shall have the right to share in Partnership distributions in accordance with Sections 5.5(a) and 5.7.

(f)            With respect to calendar quarters ending during the Class C Unit Subordination Period, the Class C Units shall have the right to share in Partnership distributions in accordance with Sections 5.5(b) and 5.7.

(g)           If (i) Class C Conversion Approval is not obtained by the General Partner, or the Class C Conversion Approval Termination Date does not occur, within 180 days following the Class C Conversion Request Date, or (ii) the Class C Uniformity Date does not occur within ten Business Days after the date on which all conditions precedent to the conversion of the Class C Units, other than the condition imposed by Section 4.13(h) have been satisfied then, effective as of the next succeeding day (the “Class C Distribution Increase Date”) and notwithstanding anything to the contrary in Section 5.5(b), the Class C Units shall have (A) the right to share in Partnership distributions in accordance with Sections 5.5(b) and 5.7 based on 115% of the amount of any Partnership distribution that would be made to each Common Unit so that the amount of any Partnership distribution to each Class C Unit will equal 115% of the amount of such distribution to each Common Unit (such additional 15% to be prorated for the calendar quarter in which the Class C Distribution Increase Date occurs) and (B) rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions, that are based on 115% of the liquidating distributions that would be made to the Common Units so that the amount of any liquidating distribution to each Class C Unit will equal 115% of the amount of such distribution to each Common Unit, and, in addition, following any allocation made pursuant to Section 5.1(c)(i)(C) and before an allocation is made pursuant to Section 5.1(c)(i)(D), any remaining Net Termination Gain shall be allocated 98% to the Unitholders holding Class C Units and 2% to the General Partner until each such Unitholder holding Class C Units has been allocated Net Termination Gain equal to any then existing Cumulative Class C Unit Arrearage with respect to such Class C Unit, and accordingly, notwithstanding anything to the contrary in this Agreement, prior to any distributions under Sections 14.3 or 14.4, the Capital Account of each Partner shall be adjusted to give effect to the foregoing liquidation rights.

(h)           Notwithstanding anything to the contrary contained in Section 5.5(b), concurrently with the distribution made in accordance with Sections 5.5(b) or 5.7 first occurring after the Class C Distribution Increase Date with respect to the calendar quarter in which the Class C Conversion Approval Date, the Class C Conversion Approval Termination Date or, if the circumstance described in Section 5.11(g)(ii) exists, the Class C Uniformity Date, occurs, a distribution shall be paid to each Limited Partner holding Class C Units as of such date, with the amount of such distribution for each Outstanding Class C Unit to be equal to the product of (i) 115% of the amount to be distributed in respect of such calendar quarter to each Class A Common Unit and (ii) a fraction, of which (A) the numerator is the number of days in such calendar quarter up to but excluding the Class C Conversion Approval Date, the Class C Conversion Approval Termination Date or the Class C Uniformity Date, as applicable, and (B) the denominator is the total number of days in such calendar quarter (the foregoing amount being referred to as an “Excess Payment”).  For the taxable year in which an Excess Payment is made, each Limited Partner holding Class C Units shall be allocated items of gross income with respect to such taxable year in an amount equal to the Excess Payment distributed to it as provided in Section 5.1(d)(i)(A).

(i)            Notwithstanding anything to the contrary contained in Section 5.5(c), if a Cumulative Class C Unit Arrearage exists on the date of the expiration of the Class C Subordination Period, prior to any distribution pursuant to Section 5.5(c)(ii), Available Cash shall be distributed 98% to the Limited Partners holding Class C Units as of the expiration of the Class C Subordination Period and 2% to the General Partner until there has been distributed in respect of each Class C Unit an amount equal to (i) the Cumulative Class C Unit Arrearage, if any, existing with respect to such calendar quarter, less (ii) the Cumulative Common Unit Arrearage, if any, existing with respect to such calendar quarter. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the Limited Partners holding Class C Units as of the expiration of the Class C Subordination Period. For the taxable year in which such distribution is made, if not previously allocated, each Unitholder receiving such cash distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 5.1(d)(i)(A).

(j)            If any Transaction occurs prior to the commencement of or during the Class C Subordination Period, but prior to the Class C Distribution Increase Date, lawful provision shall be made such that if the Limited Partners holding Common Units receive cash in the Transaction, except as provided in Section 14.3(b), a Limited Partner holding a Class C Unit, or fraction thereof, shall receive an amount of cash per such Class C Unit equal to the amount of cash received on a Common Unit as a result of the Transaction.

(k)           If any Transaction occurs after the Class C Distribution Increase Date, lawful provision shall be made such that if the Limited Partners holding Common Units receive cash in the Transaction, except as provided in Section 14.3(b), a Limited Partner holding a Class C Unit, or fraction thereof, shall receive an amount of cash per such Class C Unit equal to 115% of the amount of cash received on a Common Unit as a result of the Transaction.

ARTICLE VI
MANAGEMENT AND OPERATION  OF BUSINESS

6.1          Management.

(a)           Subject to Sections 6.6(c) and 6.15, the General Partner shall conduct, direct and exercise full control over all activities of the Partnership.  Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any right of control or management power over the business and affairs of the Partnership.  In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 6.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or desirable (i) to conduct the business of the Partnership and its Subsidiaries, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation, (A) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations and the securing of same by mortgage, deed of trust or other lien or encumbrance; (B) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or any Subsidiary; (C) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or any Subsidiary or the merger or other combination of the Partnership or any Subsidiary with or into another Person (the matters described in this clause (C) being subject, however, to any prior approval that may be required by Section 6.3 and the limitations set forth in Section 5.10(d)(iv)); (D) the use of the assets of the Partnership or any Subsidiary (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement, including, without limitation, the financing of the conduct of the operations of the Partnership or any Subsidiary, the lending of funds to other Persons (including, without limitation, any Subsidiary) and the repayment of obligations of the Partnership or any Subsidiary and the making of capital contributions to any Subsidiary; (E) the negotiation, execution and performance of any contracts, conveyances or other instruments (including, without limitation, instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case); (F) the distribution of Partnership cash; (G) the selection and dismissal of employees (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (H) the maintenance of insurance for the benefit of the Partners and the Partnership or any Subsidiary (including, without limitation, the assets and operations of the Partnership or any Subsidiary); (I) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary from time to time); (J) the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; (K) the indemnification of any Person against liabilities and contingencies to the extent permitted by law; (L) the entering into of listing agreements with the New York Stock Exchange and any other securities exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 1.6); and (M) the purchase, sale or other acquisition or disposition of Units; and (ii) to undertake any action in connection with the Partnership’s direct or indirect participation in, or the direct or indirect exercise of any of its rights in connection with, any Subsidiary as a partner, member, shareholder or other equity interest holder (including, without limitation, contributions or loans of funds by the Partnership to any Subsidiary).

(b)           Notwithstanding any other provision of this Agreement, any Subsidiary Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Units hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the First Mortgage Note Agreements, the First Mortgage Notes, the related mortgage, the revolving credit facility, the Operating Partnership Agreement, the Underwriting Agreement, the Conveyance Agreement, the LPL Contribution Agreement, the Distribution Support Agreement (as each of the foregoing is defined or otherwise described in the Registration Statement) and the other agreements described in or filed as part of the Registration Statement; (ii) agrees that the General Partner is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Units; and (iii) agrees that none of the execution, delivery or performance by the General Partner, the Partnership, any Subsidiary or any Affiliate thereof of any agreement authorized or permitted under this Agreement (including, without limitation, the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XVII) shall constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement or of any duty stated or implied by law or equity.

6.2          Certificate of Limited Partnership.  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property.  To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property.  Subject to the terms of Section 7.5(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

6.3          Restrictions on General Partner’s Authority.

(a)           The General Partner may not, without written approval of the specific act by all of the Limited Partners or by other written instrument executed and delivered by all of the Limited Partners subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; (ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose; (iii) admit a Person as a Partner, except as otherwise provided in this Agreement; (iv) amend this Agreement in any manner, except as otherwise provided in this Agreement or applicable law; or (v) transfer its interest as general partner of the Partnership, except as otherwise provided in this Agreement.

(b)           Except as provided in Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of Enbridge Energy, Limited Partnership, without the approval of the holders of at least a majority of the Outstanding Units; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets or any Subsidiary’s assets and shall not apply to any forced sale of any or all of the Partnership’s assets or any Subsidiary’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.  Without the approval of the holders of at least a majority of the Outstanding Units, the General Partner shall not, on behalf of the Partnership, consent to any amendment to the partnership agreement of Enbridge Energy, Limited Partnership or, except as expressly permitted by Section 6.9(d), take any action permitted to be taken by the limited partner of Enbridge Energy, Limited Partnership, in either case, that would adversely affect the Partnership as a limited partner of Enbridge Energy, Limited Partnership.

(c)           Unless approved by the affirmative vote of the holders of at least 66⅔% of each class of the Outstanding Units, the General Partner shall not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership or any Subsidiary to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

(d)           At all times while serving as the general partner of the Partnership, the General Partner shall not make any dividend or distribution on, or repurchase any shares of, its stock or take any other action within its control if the effect of such dividend, distribution, repurchase or other action would be to reduce its net worth below an amount necessary to receive an Opinion of Counsel that the Partnership will be treated as a partnership for federal income tax purposes.

6.4          Reimbursement of the General Partner.

(a)           Except as provided in this Section 6.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)           The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership and any Subsidiary (including, without limitation, amounts paid to any Person to perform services for the Partnership or for the benefit of the Partnership or to or on behalf of any Subsidiary), and (ii) that portion of the General Partner’s or its Affiliates’ legal, accounting, investor communications, utilities, telephone, secretarial, travel, entertainment, bookkeeping, reporting, data processing, office rent and other office expenses (including, without limitation, overhead charges), salaries, fees and other compensation and benefit expenses of employees, officers and directors, insurance, other administrative or overhead expenses and all other expenses, in each such case, necessary or appropriate to the conduct of the Partnership’s business and allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including, without limitation, expenses allocated to the General Partner by its Affiliates).  Any accruals by the General Partner of the expected cost of providing all forms of post-retirement benefits to employees or former employees of the General Partner and their beneficiaries and qualified dependents will be borne by the Partnership.  The General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.  Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 6.7.

(c)           Subject to Section 4.4(c), the General Partner in its sole discretion and without the approval of the Limited Partners may propose and adopt on behalf of the Partnership employee benefit plans (including, without limitation, plans involving the issuance of Units, other than I-Units), for the benefit of employees of the General Partner, the Partnership, any Subsidiary or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any Subsidiary.

6.5          Outside Activities.

(a)           The General Partner shall limit its activities to those required or authorized by this Agreement or the Omnibus Agreement.

(b)           Except as described in the Omnibus Agreement or as provided in Section 6.5(a), each Indemnitee is free to engage in any business, including any business that is in competition with the business of the Partnership.  The General Partner and any other Persons affiliated with the General Partner may acquire Units or other Partnership Securities, in addition to those acquired by any of such Persons on the Closing Date, and shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units or Partnership Securities, as the case may be.

(c)           Without limiting Sections 6.5(a) and 6.5(b), but notwithstanding anything to the contrary in this Agreement, the competitive activities of Indemnitees described in the Registration Statement are hereby approved by all Partners, and it shall not be deemed to be a breach of the General Partner’s fiduciary duty for the General Partner to permit an Indemnitee to engage in a business opportunity in preference to or to the exclusion of the Partnership, provided such activities are not prohibited by the Omnibus Agreement.

6.6          Loans to and from the General Partner; Contracts with Affiliates.

(a)           The General Partner or any Affiliate thereof may lend to the Partnership or any Subsidiary, and the Partnership and any Subsidiary may borrow, funds needed or desired by the Partnership and any Subsidiary for such periods of time as the General Partner may determine; provided, however, that the General Partner or any of its Affiliates may not charge the Partnership or any Subsidiary interest at a rate greater than the rate that would be charged the Partnership or any such Subsidiary, as the case may be (without reference to the General Partner’s financial abilities or guarantees), by unrelated lenders on comparable loans.  The Partnership or any Subsidiary, as the case may be, shall reimburse the General Partner or any of its Affiliates, as the case may be, for any costs (other than any additional interest costs) incurred by it in connection with the borrowing of funds obtained by the General Partner or any of its Affiliates and loaned to the Partnership or any such Subsidiary.

(b)           The Partnership may lend or contribute to any Subsidiary, and any Subsidiary may borrow, funds on terms and conditions established in the sole discretion of the General Partner.  The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Subsidiary or any other Person.  The Partnership may not lend funds to the General Partner or any of its Affiliates, otherwise than for short-term funds management purposes.

(c)           The General Partner may itself, or may enter into an agreement, including the Delegation of Control Agreement, with any of its Affiliates to, render services to the Partnership or any Subsidiary.  Any service rendered to the Partnership or any Subsidiary by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(c) shall be deemed satisfied as to any transaction the terms of which are no less favorable to the Partnership or the Subsidiary than those generally being provided to or available from unrelated third parties.  The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.6(c).

(d)           The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e)           Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(e) shall be deemed to be satisfied (i) as to the transactions effected pursuant to Sections 4.2 and 4.3 of the Second Amended and Restated Agreement or any substantially similar provisions of any Prior Agreement, the Conveyance Agreement, and any other transactions described in or contemplated by the Registration Statement, and (ii) as to any transaction the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties.

(f)            The General Partner and its Affiliates shall have no obligation to permit the Partnership or any Subsidiary to use any facilities of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation of the General Partner or its Affiliates to enter into such contracts.

6.7          Indemnification.

(a)           To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, a Departing Partner or any of their Affiliates, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity; provided, that in each case the Indemnitee acted in good faith, in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, that no indemnification pursuant to this Section 6.7 shall be available to the General Partner or Enbridge Inc. with respect to their respective obligations incurred pursuant to the Underwriting Agreement, the Conveyance Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or any Subsidiary).  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above.  Any indemnification pursuant to this Section 6.7 shall be made only out of the assets of the Partnership.

(b)           To the fullest extent permitted by law, expenses (including, without limitation, reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

(c)           The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, both as to actions in the Indemnitees’ capacity as (i) the General Partner, a Departing Partner or an Affiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and as to actions in any other capacity.

(d)           The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify such Person against such liabilities under the provisions of this Agreement.

(e)           For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.7 (a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f)            In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)           An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)           The provisions of this Section 6.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)            No amendment, modification or repeal of this Section 6.7 or any other provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.8          Liability of Indemnitees.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b)           Subject to its obligations and duties as General Partner set forth in Section 6.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.  Notwithstanding the preceding sentence, the General Partner shall be responsible for any misconduct or negligence on the part of EEM in performing the Maximum Permitted Delegation.

(c)           Any amendment, modification or repeal of this Section 6.8 or any other provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.9          Resolution of Conflicts of Interest.

(a)           Unless otherwise expressly provided in this Agreement or any Subsidiary Agreement or the Omnibus Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Subsidiary, any Partner or any Assignee, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Subsidiary Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is or, by operation of this Agreement, is deemed to be, fair and reasonable to the Partnership.  The General Partner shall be authorized in connection with its resolution of any conflict of interest to consider (i) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (ii) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (iii) any applicable generally accepted accounting or engineering practices or principles; and (iv) such additional factors as the General Partner determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.  Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner to consider the interests of any Person other than the Partnership.  In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or under the Delaware Act or any other law, rule or regulation.

(b)           Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion” that it deems “necessary or appropriate” or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any Subsidiary, any Limited Partner or any Assignee, or (ii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, any Subsidiary Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation.  In addition, any actions taken by the General Partner consistent with the standards of

“reasonable discretion” set forth in the definitions of Available Cash or Cash from Operations shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners.  The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of any Subsidiary or of the Partnership, other than in the ordinary course of business.  No borrowing by the Partnership or any Subsidiary or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable the General Partner to receive Incentive Distributions.

(c)           Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d)           The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner, member, shareholder or other equity interest holder of any Subsidiary, to approve actions by any Subsidiary similar to those actions permitted to be taken by the General Partner pursuant to this Section 6.9.

6.10        Other Matters Concerning the General Partner.

(a)           The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)           The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)           The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact.  Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

(d)           Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in the best interests of the Partnership.

6.11        Title to Partnership Assets.  Title to Partnership Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership Assets or any portion thereof.  Title to any or all of the Partnership Assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine.  The General Partner hereby declares and warrants that any Partnership Assets for which record title is held in the name of the General Partner shall be held by the General Partner for the exclusive use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable.  All Partnership Assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets are held.

6.12        Purchase or Sale of Class A Common Units.  Subject to Section 5.10(d)(v), the General Partner may cause the Partnership to purchase or otherwise acquire Class A Common Units.  As long as Class A Common Units are held by the Partnership or any Subsidiary, such Class A Common Units shall not be considered Outstanding for any purpose, except as otherwise provided herein.  The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Class A Common Units for its own account, subject to the provisions of Articles XI and XII.

6.13        Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.  In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

6.14        Registration Rights of the General Partner and its Affiliates.

(a)           If (i) the General Partner or any of its Affiliates (including, for purposes of this Section 6.14, Persons that are Affiliates at the date hereof notwithstanding that they may later cease to be Affiliates) hold Units or other Partnership Securities which it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) is not available to enable the General Partner or such Affiliates to dispose of the number of Units or other Partnership Securities it desires to sell at the time it desires to do so, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Securities and Exchange Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a reasonable period following its effective date, a registration statement or statements under the Securities Act registering the offering and sale of the number of Units or other Partnership Securities specified in the request.  All registrations requested pursuant to this Section 6.14(a) are referred to as “Demand Registrations.”  The Partnership may postpone for up to six months the filing or the effectiveness of a registration statement pursuant to a Demand Registration if (i) the General Partner or, (ii) if at the time a request for Demand Registration is submitted to the Partnership the Person requesting registration is an Affiliate of the General Partner, a majority of the independent directors of the General Partner, determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event.  In connection with any Demand Registration, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Persons requesting registration shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction, and (y) such documents as may be necessary to apply for listing or to list the securities subject to such registration on such National Securities Exchange as the Persons requesting registration shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable such Persons to consummate a public sale of such securities in such states.  Except as set forth in subsection (c) below, all costs and expenses of any such Demand Registration and offering shall be paid by the Persons requesting registration, without reimbursement by the Partnership.

(b)           If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of securities of the Partnership for cash (other than pursuant to a Demand Registration or an offering relating solely to an employee benefit plan), the Partnership shall use its best efforts to include such number or amount of securities held by the General Partner and any of its Affiliates in such registration statement as the General Partner or any of such Affiliates shall request.  All registrations requested by the Purchaser pursuant to this Section 6.14(b) are referred to herein as “Piggyback Registrations.”  If the proposed offering shall be an underwritten offering, then, in the event that the managing underwriter of such offering advises the General Partner or any of such Affiliates in writing that in its opinion the inclusion of all or some of the securities of the Persons requesting Piggyback Registration would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities of the Persons requesting Piggyback Registration which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering.  In connection with any Piggyback Registration, the General Partner or any of its Affiliates requesting registration shall bear the expense of all underwriting discounts and commissions attributable to the securities sold for their own respective accounts and shall reimburse the Partnership for all incremental costs incurred by the Partnership in connection with such registration resulting from the inclusion of the securities held by the General Partner or any of its Affiliates.

(c)           If underwriters are engaged in connection with any Demand or Piggyback Registration the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters.  Further, in addition to and not in limitation of the Partnership’s obligation under Section 6.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the General Partner or such other holder, its officers, directors and each Person who controls the General Partner or such other holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including without limitation, interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by an Indemnified Person, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 6.14(c) as a “claim” and in the plural as “claims”), based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d)           The provisions of Sections 6.14(a) and 6.14(b) shall continue to be applicable with respect to the General Partner and any of its Affiliates after the General Partner ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the General Partner or any of its Affiliates to sell all of the Units or other Partnership Securities with respect to which the General Partner or any of its Affiliates have requested during such two-year period that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same securities for which registration was demanded during such two-year period.  The provisions of Section 6.14(c) shall continue in effect thereafter.

(e)           Any request to register Partnership Securities pursuant to this Section 6.14 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

6.15        Delegation to EEM.

(a)           Pursuant to Section 6.6(c) of this Agreement and in accordance with Section 17-403(c) of the Delaware Act, the General Partner shall make the Maximum Permitted Delegation; provided, however, that the making of the Maximum Permitted Delegation shall not cause the General Partner to cease to be the sole general partner of the Partnership; and provided further, that the General Partner shall not be relieved of any of its responsibilities or obligations to the Partnership or the Limited Partners as a result of the Maximum Permitted Delegation. The General Partner shall retain all of its Partnership Interest, Percentage Interest, rights to Incentive Distributions, rights to allocations of Net Income and Net Losses, rights to allocations of Net Termination Gains and Net Termination Losses, and rights to distributions pursuant to Sections 5.3, 5.5, 5.7 and 14.3. The specific terms and conditions of the delegation to EEM are set forth in the Delegation of Control Agreement.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, and except to the extent otherwise provided in the Delegation of Control Agreement, until such date as the Maximum Permitted Delegation is terminated in accordance with the Delegation of Control Agreement, the provisions of this Agreement that apply to the management and control of the Partnership, including, without limitation, Sections 6.1, 6.3, 6.4, 6.5, 6.6, 6.9, 6.10, 6.11, 6.12 and 6.13 shall apply to EEM to the same extent as such provisions apply to the General Partner.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, the provisions of Sections 6.7 and 6.8 of this Agreement shall apply to EEM and any Person who is or was a manager, officer or director of EEM to the same extent as such provisions apply to the General Partner and any Person who is or was an officer or director of the General Partner.

ARTICLE VII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

7.1          Limitation of Liability.  The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

7.2          Management of Business.  No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, if such Person shall also be a Limited Partner or Assignee) shall take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

7.3          Outside Activities.  Subject to the provisions of Section 6.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including, without limitation, business interests and activities in direct competition with the Partnership or any Subsidiary.  Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

7.4          Return of Capital.  No Limited Partner shall be entitled to the withdrawal or return of his Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.  Except to the extent provided by Article V or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.  Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17.502(b) of the Delaware Act.

7.5          Rights of Limited Partners Relating to the Partnership.

(a)           In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), each Limited Partner shall have the right,

for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner’s own expense:

(i)                    to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)                   promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local tax returns for each year;

(iii)                  to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

(iv)                  to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(v)                   to obtain true and full information regarding the amount of cash and description and statement of the Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi)                  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)           Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or any Subsidiary or that the Partnership or any Subsidiary is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in Section 7.5).

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1          Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 7.5(a).  Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

8.2          Fiscal Year.  The fiscal year of the Partnership shall be the calendar year.

8.3          Reports.

(a)           As soon as practicable, but in no event later than 120 days after the close  of each Partnership Year, the General Partner shall cause to be mailed to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such Partnership Year, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners’ equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)           As soon as practicable, but in no event later than 90 days after the close of each calendar quarter except the last calendar quarter of each year, the General Partner shall cause to be mailed to each Record Holder of a Unit, as of a date selected by the General Partner in its sole discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

9.1          Preparation of Tax Returns.  The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within 90 days of the close of each taxable year of the Partnership, the tax information reasonably required by Unitholders for federal and state income tax reporting purposes.  The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.  The taxable year of the Partnership shall be the calendar year.

9.2          Tax Elections.  Except as otherwise provided herein, the General Partner shall in its sole discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder.  The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole discretion that such revocation is in the best interests of the Limited Partners and Assignees.

9.3          Tax Controversies.  Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  Each Partner and Assignee agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

9.4          Organizational Expenses.  The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

9.5          Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership and any Subsidiary to comply with any withholding requirements established under the Code or any other federal, state or local law, including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.  To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld shall be treated as a distribution of cash for purposes of Section 4.6(a) in the amount of such withholding from such Partner.

9.6          Entity-Level Taxation.  If legislation is enacted which causes the Partnership to become treated as an association taxable as a corporation for federal income tax purposes, then with respect to any calendar quarter thereafter the Minimum Quarterly Distribution, First Target Distribution or Second Target Distribution, as the case may be, shall be equal to the product of (i) each such distribution amount multiplied by (ii) 1 minus the sum of (x) the effective federal income tax rate applicable to the Partnership (expressed as a percentage) plus (y) the effective overall state and local income tax rate applicable to the Partnership (expressed as a percentage), in each case, for the taxable year in which such calendar quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes).

9.7          Entity-Level Deficiency Collections.  If the Partnership is required by applicable law to pay any federal, state or local income tax on behalf of, or withhold such amount with respect to, any Partner or Assignee or any former Partner or Assignee (a) the General Partner shall cause the Partnership to pay such tax on behalf of such Partner or Assignee or former Partner or Assignee from the funds of the Partnership; (b) any amount so paid on behalf of, or withheld with respect to, any Partner or Assignee shall be treated as a distribution of cash to such Partner or Assignee for purposes of Section 4.6(a); and (c) to the extent any such Partner or Assignee (but not a former Partner or Assignee) is not then entitled to such distribution under this Agreement, the General Partner shall be authorized, without the approval of any Partner or Assignee, to amend this Agreement insofar as is necessary to maintain the uniformity of intrinsic tax characteristics as to all Units and to make subsequent adjustments to distributions in a manner which, in the reasonable judgment of the General Partner, will make as little alteration as practicable in the priority and amount of distributions otherwise applicable under this Agreement, and will not otherwise alter the distributions to which Partners and Assignees are entitled under this Agreement.  If the Partnership is permitted (but not required) by applicable law to pay any such tax on behalf of any Partner or Assignee or former Partner or Assignee, the General Partner shall be authorized (but not required) to cause the Partnership to pay such tax from the funds of the Partnership and to take any action consistent with this Section 9.7. The General Partner shall be authorized (but not required) to take all necessary or appropriate actions to collect all or any portion of a deficiency in the payment of any such tax that relates to prior periods and that is attributable to Persons who were Limited Partners or Assignees when such deficiencies arose, from such Persons.

9.8          Opinions of Counsel.  Notwithstanding any other provision of this Agreement, if the Partnership is taxable for federal income tax purposes as a corporation or otherwise taxed for federal income tax purposes as an entity at any time and, pursuant to the provisions of this Agreement, an Opinion of Counsel would otherwise be required to the effect that an action will not cause the Partnership to become so taxable as a corporation or other entity or to be treated as an association taxable as a corporation, such requirement for an Opinion of Counsel shall be deemed automatically waived.

ARTICLE X
 CERTIFICATES

10.1        Certificates.

(a)           Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued.  Certificates shall be executed on behalf of the Partnership by the General Partner.  No Class A Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent.

(b)           Upon the Partnership’s issuance of I-Units to any Person, or upon an increase of the number of Outstanding I-Units, the General Partner shall make an entry in the Partnership’s I-Unit register reflecting such issuance or increase, as the case may be, but no Certificates evidencing the number of I-Units so issued or increased, as the case may be, shall be issued.

(c)           Upon the Partnership’s issuance of Class C Units to any Person, or upon an increase of the number of Outstanding Class C Units, the General Partner shall make an entry in the Partnership’s Class C Unit register reflecting such issuance or increase, as the case may be.  The Class C Units may be evidenced by Certificates in such form as the General Partner may approve.  Any Limited Partner holding Class C Units may from time to time send written notice to the General Partner requesting that the Partnership issue one or more Certificates representing the aggregate number of Class C Units held by such Limited Partner.  As promptly as is reasonably practicable following receipt of such notice, the General Partner shall cause such Certificate(s) to be issued to such Limited Partner.  Any such Certificates will bear the restrictive legend set forth in Section 4.06(d) of the Class C Purchase Agreement.

10.2        Registration, Registration of Transfer and Exchange of Class A Common Units.

(a)           The General Partner shall cause to be kept on behalf of the Partnership a register (the “Unit Register”) in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the General Partner will provide for the registration and the transfer of Class A Common Units.  The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering and transferring Class A Common Units as herein provided.  The Partnership shall not recognize transfers of Certificates representing Class A Common Units unless same are effected in the manner described in this Section 10.2. Upon surrender for registration of transfer of any Class A Common Units evidenced by a Certificate and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Class A Common Units as was evidenced by the Certificate so surrendered.

(b)           Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Class A Common Units until the Certificates evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing).  No charge shall be imposed by the Partnership for such transfer; provided, that, as a condition to the issuance of any new Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

10.3        Mutilated, Destroyed, Lost or Stolen Certificates.

(a)           If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and, upon its request, the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

(b)           The General Partner on behalf of the Partnership shall execute, and, upon its request, the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)                    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)                   requests the issuance of a new Certificate before the Partnership has received notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)                  if requested by the General Partner, delivers to the Partnership such security or indemnity as may be required by the General Partner, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)                  satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)           As a condition to the issuance of any Certificate under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) connected therewith.

10.4        Record Holder.  In accordance with Section 10.2(b), the Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading.  Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Persons on the other hand, such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

ARTICLE XI
TRANSFER OF INTERESTS

11.1        Transfer.

(a)           The term “transfer,” when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to an appropriate transaction by which the General Partner assigns its Partnership Interest as General Partner to another Person or by which the holder of a Unit assigns such Unit to another Person who is or becomes an Assignee and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b)           No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

11.2        Transfer of General Partner’s Partnership Interest.

(a)           The General Partner may transfer all, but not less than all, of its Partnership Interest as the General Partner to a single transferee if, but only if, (i) at least 66⅔% of the Outstanding Units (excluding for purposes of such determination any Common Units held by the General Partner and its Affiliates and the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates) and a majority of the Outstanding I-Units voting as a separate class (excluding for purposes of such determination the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates) approve of such transfer and of the admission of such transferee as General Partner, (ii) the transferee agrees to assume the rights and duties of the General Partner and be bound by the provisions of this Agreement and the Delegation of Control Agreement and (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any Subsidiary or cause the Partnership or any Subsidiary to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

(b)           Neither Section 11.2(a) nor any other provision of this Agreement shall be construed to prevent (and all Partners do hereby consent to) (i) the transfer by the General Partner of all of its Partnership Interest as a General Partner to an Affiliate or (ii) the transfer by the General Partner of all its Partnership Interest as a General Partner upon its merger or consolidation with or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the Partnership Interest so transferred are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement; provided, that, in either such case, such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of any Limited Partner or of any limited partner or member of any Subsidiary or cause the Partnership or any Subsidiary to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.  In the case of a transfer pursuant to this Section 11.2(b), the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

11.3        Transfer of Units.

(a)           Class A Common Units may be transferred only in the manner described in Section 10.2.  The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

(b)           Until admitted as a Substituted Limited Partner pursuant to Article XII, the Record Holder of a Unit shall be an Assignee in respect of such Unit.  Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(c)           Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution.  Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(d)           A transferee who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the capacity and authority to enter into this Agreement, (iv) made the powers of attorney set forth in this Agreement and (v) given the consents and made the waivers contained in this Agreement.

11.4        Restrictions on Transfers.

(a)           Notwithstanding the other provisions of this Article XI, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (ii) cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes or (iii) affect the Partnership’s existence or qualification as a limited partnership under the Delaware Act.

(b)           Notwithstanding anything in this Agreement to the contrary, all or any portion of the Class C Units held by a Limited Partner may be sold, pledged or otherwise transferred by such Limited Partner to any entity that is an Affiliate of such Limited Partner but may not otherwise be sold, pledged or otherwise transferred without the prior written consent of the General Partner, which consent will not be unreasonably withheld; provided, however, that such written consent will not be required at any time following (i) any sale, pledge or other transfer of all or any portion of the Class C Units held by the General Partner or its Affiliates to any Person other than an entity that is an Affiliate of the General Partner or (ii) the occurrence of the circumstance described in Section 5.11(g)(ii); and provided, further, however, that prior to any sale, pledge or other transfer of a Class C Unit, the Limited Partner selling, pledging or otherwise transferring such Class C Unit shall provide written notice of such sale, pledge or other transfer to the General Partner (which notice shall include the name and address of the transferee) and shall cause the transferee, as a condition to such sale, pledge or other transfer, to deliver a completed Transfer Application to the General Partner.

11.5        Citizenship Certificates; Non-citizen Assignees.

(a)           If the Partnership or any Subsidiary is or becomes subject to any federal, state or local law or regulation which, in the reasonable determination of the General Partner, provides for the cancellation or forfeiture of any property in which the Partnership or any Subsidiary has an interest based on the nationality, citizenship or other status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other status of such Person) as the General Partner may request.  If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Units held by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 11.6. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee, and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Units.

(b)           The General Partner shall, in exercising voting rights in respect of Units held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners in respect of Units of the same class other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)           Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 14.4 but shall be entitled to the cash equivalent thereof, and the General Partner shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind.  Such payment and assignment shall be treated for Partnership purposes as a purchase by the General Partner from the Non-citizen Assignee of his Partnership Interest (representing his right to receive his share of such distribution in kind).

(d)           At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Units of such Non-citizen Assignee not redeemed pursuant to Section 11.6, and upon the Non-citizen Assignee’s admission pursuant to Section 12.2 the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Units.

11.6        Redemption of Interests.

(a)           If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 11.5(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Units to a Person who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i)                    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid.  The notice shall be deemed to have been given when so mailed.  The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Units and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

(ii)                   The aggregate redemption price for Redeemable Units shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Units of the class to be so redeemed multiplied by the number of Units of each such class included among the Redeemable Units.  The redemption price shall be paid, in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10%

annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)                  Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)                  After the redemption date, Redeemable Units shall no longer constitute issued and Outstanding Units.

(b)           The provisions of this Section 11.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c)           Nothing in this Section 11.6 shall prevent the recipient of a notice of redemption from transferring his Units before the redemption date if such transfer is otherwise permitted under this Agreement.  Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption; provided, that the transferee of such Units certifies in the Transfer Application that he is an Eligible Citizen.  If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

(d)           If the Partnership is or becomes subject to any federal, state or local law or regulation which, in the reasonable determination of the General Partner, provides for the cancellation or forfeiture of any property in which the Partnership or any Subsidiary has an interest, based on the nationality (or other status) of the General Partner, whether or not in its capacity as such, the Partnership may, unless the General Partner has furnished a Citizenship Certification or transferred its Partnership Interest or Units to a Person who furnishes a Citizenship Certification prior to the date fixed for redemption, redeem the Partnership Interest or Interests of the General Partner in the Partnership, which redemption shall also constitute redemption of the general partner interest of the general partner of any Subsidiary.  If such redemption includes a redemption of the Combined Interest, the redemption price thereof shall be equal to the aggregate sum of the Current Market Price (the date of determination for which shall be the date fixed for redemption) of each class of Units then Outstanding, in each such case multiplied by the number of Units of such class into which the Combined Interest would then be convertible under the terms of Section 13.3(b) if the General Partner were to withdraw or be removed as the General Partner (the date of determination for which shall be the date fixed for redemption).  The redemption price shall be paid in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal, together with accrued interest, commencing one year after the redemption date.

ARTICLE XII
ADMISSION OF PARTNERS

12.1        Intentionally Omitted.

12.2        Admission of Substituted Limited Partners.   By transfer of a Unit in accordance with Article XI, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement.  A transferor of a Certificate shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (i) the right to negotiate such Certificate to a purchaser or other transferee and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units.  Each transferee of a Unit (including, without limitation, any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person.  Such Assignee shall become a Substituted Limited Partner (i) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s sole discretion, and (ii) when any such admission is shown on the books and records of the Partnership.  If such consent is withheld, such transferee shall be an Assignee.  An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership.  With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units.  If no such written direction is received, such Units will not be voted.  An Assignee shall have no other rights of a Limited Partner.

12.3        Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 13.1 or the transferee of or successor to all of the General Partner’s Partnership Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 13.1 or the transfer of the General Partner’s Partnership Interest pursuant to Section 11.2; provided, however, that no such successor shall be admitted to the Partnership until such successor has complied with the terms of Sections 11.2(a)(ii) and 11.2(a)(iii).  Any such successor shall carry on the business of the Partnership without dissolution.  In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

12.4        Admission of Additional Limited Partners.

(a)           A Person (other than the General Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 1.4, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b)           Notwithstanding anything to the contrary in this Section 12.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion.  The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

12.5        Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, to prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose, among others, exercise the power of attorney granted pursuant to Section 1.4.

ARTICLE XIII
WITHDRAWAL OR REMOVAL OF PARTNERS

13.1        Withdrawal of the General Partner.

(a)           The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i)                    the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)                   the General Partner transfers all of its rights as General Partner pursuant to Section 11.2;

(iii)                  the General Partner is removed pursuant to Section 13.2;

(iv)                  the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)                   a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

(vi)                  a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

In no event shall the Maximum Permitted Delegation pursuant to the terms and conditions of the Delegation of Control Agreement and this Agreement be deemed an Event of Withdrawal.

If an Event of Withdrawal specified in this Section 13.1(a)(iv), (v) or (vi) occurs, the withdrawing General Partner shall give written notice to the Limited Partners within 30 days after such occurrence.  The Partners hereby agree that only the Events of Withdrawal described in this Section 13.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)           Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal will not constitute a breach of this Agreement under the following circumstances: (i) at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the General Partner ceases to be a General Partner pursuant to Section 13.1(a)(ii) or is removed pursuant to Section 13.2.  If the General Partner gives a notice of withdrawal pursuant to Section 13.1(a)(i), holders of at least a majority of the Outstanding Units (excluding for purposes of such determination Common Units held by the General Partner and its Affiliates and the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner.  If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive an Opinion of Counsel that following the election of a successor General Partner, the General Partner’s withdrawal would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any Subsidiary or cause the Partnership or any Subsidiary to be taxable as a corporation or otherwise taxed as an entity for federal tax purposes (a “Withdrawal Opinion of Counsel”), the Partnership shall be dissolved in accordance with Section 14.1.  If a successor General Partner is elected and a Withdrawal Opinion of Counsel is rendered, such successor shall be admitted (subject to Section 12.3) immediately prior to the effective time of the withdrawal or removal of the Departing Partner and shall continue the business of the Partnership without dissolution.

13.2        Removal of the General Partner.  The General Partner may be removed with or without Cause if such removal is approved by (i) at least 66⅔% of the Outstanding Common Units and Class C Units voting together as a class (excluding for purposes of such determination Common Units and Class C Units held by the General Partner and its Affiliates) and (ii) a majority of the Outstanding I-Units voting as a separate class (excluding for purposes of such determination the number of I-Units that equal the number of Listed Shares and Voting Shares held by the General Partner and its Affiliates).  Any such action by the Limited Partners for removal of the General Partner must also provide for the election and succession of a new General Partner.  Such removal shall be effective immediately following the admission of the successor General Partner pursuant to Article XII.   The right of the Limited Partners to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel opining as to the matters covered by a Withdrawal Opinion of Counsel.

13.3        Interest of Departing Partner and Successor General Partner.

(a)           In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the Limited Partners under circumstances where Cause does not exist, the Departing Partner shall, at its option exercisable prior to the effective date of the departure of such Departing Partner, promptly receive from its successor in exchange for its Partnership Interest as General Partner an amount in cash equal to the fair market value of the Departing Partner’s Partnership Interest as General Partner, such amount to be determined and payable as of the effective date of its departure.  If the General Partner withdraws under circumstances where such withdrawal violates this Agreement or if the General Partner is removed by the Limited Partners under circumstances where Cause exists, the General Partner’s successor shall have the option described in the immediately preceding sentence, and the Departing Partner shall not have such option.  In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 6.4, including, without limitation, any employee-related liabilities (including, without limitation, severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or any Subsidiary.  Subject to Section 13.3(b), the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Partnership Interest as the General Partner and Partnership income, gain, loss, deduction and credit will be prorated and allocated as set forth in Section 5.2(g).

For purposes of this Section 13.3(a), the fair market value of the Departing Partner’s Partnership Interest as the general partner of the Partnership herein (the “Departing

Interest”) shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter.  If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Departing Interest.  In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the General Partner and other factors it may deem relevant.

(b)           If the Departing Interest is not acquired in the manner set forth in Section 13.3(a), the Departing Partner shall become a Limited Partner and the Departing Interest shall be converted into Class A Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 13.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor).  Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner.  For purposes of this Agreement, conversion of the General Partner’s Partnership Interest to Class A Common Units will be characterized as if the General Partner contributed its Partnership Interest to the Partnership in exchange for the newly-issued Class A Common Units.

(c)           If the option described in Section 13.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the capital of the Partnership cash in an amount such that its Capital Account, after giving effect to such contribution and any adjustments made to the Capital Accounts of all Partners pursuant to Section 4.6(d)(i), shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as the General Partner.  In such event, each successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled.  In addition, such successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be 2%, and that of the holders of Outstanding  Units shall be 98%.

13.4        Intentionally Omitted.

13.5        Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Units becomes a Record Holder, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Units so transferred.

ARTICLE XIV
DISSOLUTION AND LIQUIDATION

14.1        Dissolution.  The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the removal or withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership.  The Partnership shall dissolve, and its affairs should be wound up, upon:

(a)           the expiration of its term as provided in Section 1.5;

(b)           an Event of Withdrawal of the General Partner as provided in Section 13.1 (a), unless a successor is named as provided in Section 13.1(b) or Section 13.2, as the case may be;

(c)           an election to dissolve the Partnership by the General Partner that is approved by at least 66⅔% of the Outstanding Units (and all Limited Partners hereby expressly consent that such approval may be effected upon written consent of at least 66⅔% of the Outstanding Units);

(d)           entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(e)           the sale of all or substantially all of the assets and properties of the Partnership or Enbridge Energy, Limited Partnership.

14.2        Continuation of the Business of the Partnership after Dissolution.  Upon (i) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner and a failure of the requisite number of Partners to appoint a successor General Partner as provided in Section 13.1 or 13.2, as the case may be, then within an additional 90 days or (ii) dissolution of the Partnership upon an event constituting an Event of Withdrawal described in Section 13.1(a)(iv), then within 180 days thereafter, at least a majority of the Outstanding Units may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person approved by the holders of at least a majority of the Outstanding Units.  Upon any such election by the holders of at least a majority of the Outstanding Units, all Partners shall be bound thereby and shall be deemed to have approved thereof.  Unless such an election is made with the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs.  If such an election is so made, then:

(a)           the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

(b)           if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a Limited Partner and converted into Class A Common Units in the manner provided in Section 13.3(b); and

(c)           all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4; provided, that the right of at least a majority of Outstanding Units to approve a successor general partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor any Subsidiary would become taxable as a corporation or otherwise be taxed as an entity for federal income tax purposes upon the exercise of such right to continue.

14.3        Liquidation.  Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 14.2, the General Partner, or in the event the General Partner has been dissolved or removed, become bankrupt as set forth in Section 13.1 or withdrawn from the Partnership, a liquidator or liquidating committee approved by at least 66⅔% of the Outstanding Units, shall be the Liquidator.  The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by at least 66⅔% of the Outstanding Units.  The Liquidator shall agree not to resign at any time without 15 days’ prior written notice and (if other than the General Partner) may be removed at any time, with or without Cause by notice of removal approved by at least 66⅔% of the Outstanding Units.  Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by at least 66⅔% of the Outstanding Units.  The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided.  Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 6.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.  The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a)           the payment to creditors of the Partnership, including, without limitation, Partners who are creditors, in the order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes;

(b)           to all Partners in accordance with the positive balances in their respective Capital Accounts after taking into account adjustments to such Capital Accounts pursuant to Section 5.1(c); and

(c)           to all Partners in accordance with their respective Percentage Interests.

14.4        Distributions in Kind.  Notwithstanding the provisions of Section 14.3, which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including, without limitation, those to Partners as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.3, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.  Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Limited Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreement governing the operation of such properties at such time.  The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.  Notwithstanding the foregoing, the Liquidator may not make distributions in kind unless all of the Listed Shares and Voting Shares are held by the General Partner and its Affiliates.

14.5        Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Sections 14.3 and 14.4, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

14.6        Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.3 in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

14.7        Return of Capital.  The General Partner shall not be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

14.8        Capital Account Restoration.  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.  The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

14.9        Waiver of Partition.  Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XV
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

15.1        Amendment to be Adopted Solely by General Partner.  Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)           a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)           admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)           a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d)           a change (i) that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect, (ii) that is necessary or appropriate to satisfy any requirements, conditions, guidelines or interpretations contained in any opinion, interpretative release, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state agency or judicial authority or contained in any federal or state statute (including, without limitation, the Delaware Act) or that is necessary or appropriate to facilitate the trading of the Units (including, without limitation, the division of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, interpretative release, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners or (iii) that is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)           an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(f)            subject to the terms of Section 4.4, an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the authorization for issuance of any class or series of Units pursuant to Section 4.4;

(g)           Intentionally Omitted;

(h)           Intentionally Omitted;

(i)            any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(j)            an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3; or

(k)           any other amendments substantially similar to the foregoing.

15.2        Amendment Procedures.  Except as provided in Sections 15.1 and 15.3, all amendments to this Agreement shall be made in accordance with the following requirements.  Amendments to this Agreement may be proposed solely by the General Partner.  Each such proposal shall contain the text of the proposed amendment.  If an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Limited Partners to consider and vote on such proposed amendment.  A proposed amendment shall be effective upon its approval by the holders of at least 66⅔% of the Outstanding Units unless a greater or different percentage is required under this Agreement.  The General Partner shall notify all Record Holders upon final adoption of any proposed amendment.

15.3        Amendment Requirements.

(a)           Notwithstanding the provisions of Sections 15.1 and 15.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting requirement unless such amendment is approved by the written consent or the affirmative vote of Unitholders whose aggregate percentage of Outstanding Units constitutes not less than the required percentage of Outstanding Units sought to be reduced.

(b)           Notwithstanding the provisions of Sections 15.1 and 15.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without such Limited Partner’s consent, which may be given or withheld in its sole discretion, (ii) modify the amounts distributable to the General Partner in respect of its general partner interest in the Partnership or any Subsidiary or modify the amounts reimbursable or otherwise payable to the General Partner or any of its Affiliates by the Partnership, (iii) change Section 14.1(a) or (c), (iv) restrict in any way any action by or rights of the General Partner as set forth in this Agreement without the General Partner’s consent (which may be given or withheld in the sole discretion of the General Partner) or (v) change the term of the Partnership or, except as set forth in Section 14.1(c), give any Person the right to dissolve the Partnership.

(c)           Except as otherwise provided, and without limitation of the General Partner’s authority to adopt amendments to this Agreement as contemplated in Section 15.1, the General Partner may amend the Partnership Agreement without the approval of Unitholders, except that any amendment that would have a material adverse effect on the holders of any type or class of Outstanding Units must be approved by the holders of not less than 66⅔% of the Outstanding Units of such type or class.

(d)           Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 6.3 or 15.1, no amendments shall become effective without the approval of the Record Holders of at least 95% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that (i) such amendment will not cause the Partnership or Enbridge Energy, Limited Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and (ii) such amendment will not affect the limited liability of any Limited Partner or any limited partner of Enbridge Energy, Limited Partnership under applicable law.

(e)           This Section 15.3 shall only be amended with the approval of the Record Holders of not less than 95% of the Outstanding Units.

15.4        Meetings.  All acts of Limited Partners to be taken hereunder shall be taken in the manner provided in this Article XV.  Meetings of the Limited Partners may be called by the General Partner or by Limited Partners holding 20% or more of the Outstanding Units of the class for which a meeting is proposed.  Limited Partners shall call a meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called.  Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent.  A meeting shall be held at a time and place determined by the General Partner on a date not more than 60 days after the mailing of notice of the meeting.  Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

15.5        Notice of a Meeting.  Notice of a meeting called pursuant to Section 15.4 shall be given to the Record Holders in writing by mail or other means of written communication in accordance with Section 18.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

15.6        Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 15.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

15.7        Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days.  At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XV.

15.8        Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Limited Partners entitled to vote, present in person or by proxy, signs a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof.  All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting.  Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner disapproves, at the beginning of the meeting, the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, in either case if the disapproval is expressly made at the meeting.

15.9        Quorum.  The holders of 66⅔% of the Outstanding Units of the class for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class unless any such action by the Limited Partners requires approval by holders of a majority in interest of such Units, in which case the quorum shall be a majority.  At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent at least 66⅔% of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required.  The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.  In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of a majority of the Outstanding Units represented either in person or by proxy, but no other business may be transacted, except as provided in Section 15.7.

15.10      Conduct of Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 15.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.  The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting, in either case including, without limitation, a Partner or a director or officer of the General Partner.  All minutes shall be kept with the records of the Partnership maintained by the General Partner.  The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

15.11      Action Without a Meeting.  Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners holding not less than the minimum percentage of the Outstanding Units that would be necessary to authorize to take such action at a meeting at which all the Limited Partners were present and voted.  Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing.  The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner.  If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted.  If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, (ii) will not jeopardize the status of the Partnership as a partnership, or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity, under applicable tax laws and regulations and (iii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

15.12      Voting and Other Rights.

(a)           Only those Record Holders of Units on the Record Date set pursuant to Section 15.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which holders of the Outstanding Units have the right to vote or to act.  All references in this Agreement to votes of, or other acts that may be taken by, the holders of Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)           With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry.  The provisions of this Section 15.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.4.

ARTICLE XVI
MERGER

16.1        Authority.  Subject to Section 5.10(d) and (e), the Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including, without limitation, a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (a “Merger Agreement”) in accordance with this Article.

16.2        Procedure for Merger or Consolidation.  Merger or consolidation of the Partnership pursuant to this Article XVI requires the prior approval of the General Partner.  If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a)           the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b)           the name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (hereafter designated as the “Surviving Business Entity”);

(c)           the terms and conditions of the proposed merger or consolidation;

(d)           the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity and (i) if any general or limited partnership interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partnership interest are to receive in exchange for, or upon conversion of their securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity or any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)           a statement of any amendments or other changes in the constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document), or the adoption of new constituent documents, in either case as contemplated in § 17-211(g) of the Delaware Act, of the Surviving Business Entity to be effected by such merger or consolidation;

(f)            the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 16.4 or a later date specified in or determinable in accordance with the Merger Agreement; provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, it shall be fixed no later than the time of the filing of the certificate of merger and stated therein; and

(g)           such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

16.3        Approval by Limited Partners of Merger or Consolidation.

(a)           The General Partner of the Partnership, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners whether at a meeting or by written consent, in either case in accordance with the requirements of Article XV.  A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

(b)           The Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least 66⅔% of the Outstanding Units, unless the Merger Agreement contains any provision which, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Units of the Limited Partners or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)           After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 16.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

16.4        Certificate of Merger.  Upon the required approval by the General Partner and Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

16.5        Effect of Merger.

(a)           Upon the effective date of the certificate of merger:

(i)                    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property (real, personal and mixed) and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and, after the merger or consolidation, shall be the property of the Surviving Business Entity to the extent they were part of each constituent business entity;

(ii)                   the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and shall not be in any way impaired because of the merger or consolidation;

(iii)                  all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)                  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)           A merger or consolidation effected pursuant to this Article XVI shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

16.6        Merger with EEM upon Tax Status Event.

(a)           Subject to Section 16.3, upon or at any time following the occurrence of a Tax Status Event, if the Record Holders of a majority of Voting Shares determine to exercise their right to merge EEM with or into the Partnership or any Subsidiary, the General Partner shall cause the Partnership or such Subsidiary to merge with or into EEM in accordance with the provisions of this Section 16.6.

(b)           If the Record Holders of a majority of Voting Shares determine to exercise their right to cause a merger as described in Section 7.03(a) of the LLC Agreement, the General Partner shall execute and deliver or cause to be executed and delivered the Merger Agreement and shall execute, deliver and/or file or cause to be executed, delivered and/or filed, pursuant to the Delaware Act or other applicable law, all other documents, instruments or certificates deemed by it necessary or appropriate to effectuate such merger and, subject to Section 16.6(c), such merger shall have the effects provided in the Certificate of Merger, the Merger Agreement and under the Delaware Act and any other applicable law.

(c)           The Merger Agreement executed in connection with any merger of EEM pursuant to this Section 16.6 shall provide that, at the effective time of such merger, each Record Holder of Company Securities, in exchange for the total number of Company Securities held by such Record Holder shall receive, and the Partnership shall issue or pay to such Record Holder, as applicable, a number of whole Class A Common Units and an amount of cash in lieu of fractional Class A Common Units such that (i) the product of the number of whole Class A Common Units so received by such Record Holder and the average Closing Price of one Class A Common Unit for the 10 consecutive Trading Day period ending on the fifth Trading Day prior to the effective time of such merger, plus (ii) the amount of cash received by such Record Holder, is equal to the product of the number of Company Securities held by such Record Holder and the average Closing Price of one Listed Share for the 10 consecutive Trading Day period ending on the fifth Trading Day prior to the effective time of such merger.  For purposes of this Section 16.6(c), the term “Class A Common Units” shall include any other security issued by the Partnership in exchange for Company Securities in lieu of Class A Common Units that is in all respects substantially similar to Class A Common Units.

ARTICLE XVII
RIGHT TO ACQUIRE UNITS

17.1        Right to Acquire Units.

(a)           Notwithstanding any provision of this Agreement, if at any time less than 15% of the aggregate number of Listed Shares then Outstanding (as defined in the LLC Agreement) plus the aggregate number of Common Units then Outstanding are held by Persons other than the General Partner, the Purchaser and their respective Affiliates, the General Partner shall have the right (which right it may assign and transfer to the Partnership or any Affiliate of the General Partner), exercisable in its sole discretion, to purchase all, but not less than all, of the Common Units and Class C Units then Outstanding held by Persons other than the General Partner and its Affiliates, at the Optional Purchase Price, but only if the Purchaser elects to purchase all, but not less than all, of the outstanding Listed Shares that are not held by the Purchaser and its Affiliates pursuant to Article 4 of the Purchase Provisions. As used in this Agreement, “Optional Purchase Price” means a price that is equal to the greatest of (i) the Current Market Price for the Common Units as of the date five days prior to the date that the Notice of Election to Purchase is delivered to the Transfer Agent for mailing to the Record Holders of Common Units, (ii) the highest price paid by the General Partner or any of its Affiliates for a Common Unit purchased during the 90 calendar day period ending on the day prior to the date that the Notice of Election to Purchase is delivered to the Transfer Agent for mailing to the Record Holders of Common Units, (iii) the Current Market Price for the Listed Shares as of the date five days prior to the date that the Notice of Election to Purchase is delivered to the Transfer Agent for mailing to the Record Holders of Common Units, and (iv) the highest price paid by the General Partner or any of its Affiliates for a Listed Share purchased during the 90 calendar day period ending on the day prior to the date that the Notice of Election to Purchase is delivered to the Transfer Agent for mailing to the Record Holders of Common Units.  To the extent that the price paid for Listed Shares or Common Units in clauses (ii) or (iv) is paid in securities, the value of such securities shall be the Closing Price for such securities on the day the purchase of the Listed Shares or Common Units is effected. To the extent that the price paid for Listed Shares or Common Units in clauses (ii) or (iv) is paid other than in cash or securities, the value of such other consideration (and therefore the price paid for such Listed Shares or Common Units) shall be determined in good faith by the Board of Directors of the General Partner.

(b)           As used in this Agreement, (i) “Current Market Price” of a security listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices for such security for the 20 consecutive Trading Days immediately prior to, but not including such date; (ii) “Closing Price” for any day means (A) the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, (B) if such securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which such securities are listed or admitted to trading or, if such securities are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, (C) if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or (D) if on any such day such securities are not quoted by any such organization, the average of the closing bid and asked price on such day as furnished by a professional market maker making a market in such securities selected by the Board of Directors of the General Partner, or (E) if on any such day no market maker is making a market in such securities, the fair value of such securities on such day as determined reasonably and in good faith by the Board of Directors of the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.  Notwithstanding anything herein to the contrary, the Current Market Price of one Class B Common Unit or one Class C Unit shall be deemed to be the same as the Current Market Price of one Class A Common Unit.

(c)           If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Common Units and Class C Units granted pursuant to Section 17.1(a), the General Partner shall deliver to the Transfer Agent written notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Common Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60 days prior to the Purchase Date.  The General Partner shall simultaneously provide similar notice to the Record Holders of Class C Units.  Such Notice of Election to Purchase shall also be published in daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York.  The Notice of Election to Purchase shall specify the Purchase Date and the Optional Purchase Price and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Common Units and Class C Units in exchange for payment, at such office or offices of the Transfer Agent or the General Partner as the Transfer Agent or the General Partner, as applicable, may specify, or as may be required by any National Securities Exchange on which the Common Units are listed or admitted to trading.  Any such Notice of Election to Purchase mailed to a Record Holder of Common Units or Class C Units at his address as reflected in the records of the Transfer Agent or the Partnership, as applicable, shall be conclusively presumed to have been given whether or not the holder receives such notice.  On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate Optional Purchase Price for all of the Common Units and Class C Units to be

purchased in accordance with this Section 17.1.  If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Common Units and Class C Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Common Units and Class C Units (including, without limitation, any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the Optional Purchase Price for the Common Units and Class C Units, without interest, upon surrender to the Transfer Agent of the Certificates representing such Common Units, in the case of the Common Units, and upon delivery of an authorization letter by the General Partner to the Transfer Agent, in the case of the Class C Units, and such Common Units and Class C Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner, its Affiliate or the Partnership, as the case may be, shall be deemed to be the holder of all such Common Units and Class C Units from and after the Purchase Date and shall have all rights as the holder of such Common Units and Class C Units (including, without limitation, all rights as holder pursuant to Articles IV, V and XIV).

(d)           At any time from and after the Purchase Date, a holder of an Outstanding Common Unit subject to purchase as provided in this Section 17.1 may surrender his Certificate evidencing such Common Unit to the Transfer Agent in exchange for payment of the Optional Purchase Price therefor without interest thereon.

ARTICLE XVIII
GENERAL PROVISIONS

18.1        Addresses and Notices.  Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first-class United States mail or by other means of written communication to the Partner or Assignee at the address described below.  Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Unit at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Unit or the Partnership Interest of a General Partner by reason of any assignment or otherwise.  An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.  If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States

Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees.  Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 1.3.  The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

18.2        Titles and Captions.  All article or section titles or captions in this Agreement are for convenience only.  They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

18.3        Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice-versa.

18.4        Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

18.5        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

18.6        Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

18.7        Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

18.8        Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

18.9        Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

18.10      Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

18.11      Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained  herein shall not be affected thereby.

18.12      Amendments to Reflect GP Reorganization Agreement.  In addition to the amendments to this Agreement contained in the GP Reorganization Agreement and notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of the GP Reorganization Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

ENBRIDGE ENERGY COMPANY, INC.

By:	/S/ TERRANCE L. MCGILL
Name:	Terrance L. McGill
Title:	President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	Enbridge Energy Company, Inc., General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4.

By:	/S/ TERRANCE L. MCGILL
Name:	Terrance L. McGill
Title:	President